SECURITIES PURCHASE AGREEMENT
by and among
GRAND DESIGN RV, LLC,
OCTAVIUS CORPORATION,
WINNEBAGO INDUSTRIES, INC.,
SUMMIT PARTNERS GROWTH EQUITY FUND VIII-B, L.P.,
SUMMIT PARTNERS GROWTH EQUITY FUND VIII-A, L.P.,
SUMMIT PARTNERS ENTREPRENEUR ADVISORS FUND I, L.P.,
SUMMIT INVESTORS I, LLC,
SUMMIT INVESTORS I (UK), L.P.,
SP GE VIII-B GD RV HOLDINGS, L.P.,
RDB III, INC.
AND
EACH OF THE SHAREHOLDERS OF RDB III, INC.
Dated as of October 2, 2016

TABLE OF CONTENTS

Article I CERTAIN DEFINITIONS

Section 1.1	Definitions

Section 1.2	Other Defined Terms
Article II PURCHASE AND SALE

Section 2.1	Restructuring

Section 2.2	Sale of Purchased Interests

Section 2.3	Payment of the Purchase Price

Section 2.4	Closing of the Transactions Contemplated by this Agreement

Section 2.5	Deliveries at the Closing

Section 2.6	Purchase Price

Section 2.7	Purchase Price Allocation

Section 2.8	Withholding
Article III REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

Section 3.1	Organization and Qualification

Section 3.2	Capitalization

Section 3.3	Authority

Section 3.4	Financial Statements

Section 3.5	Consents and Approvals; No Violations

Section 3.6	Assets

Section 3.7	Material Contracts

Section 3.8	Absence of Changes

Section 3.9	Litigation

Section 3.10	Permits; Compliance with Applicable Law

Section 3.11	Employee Plans

Section 3.12	Environmental Matters

Section 3.13	Intellectual Property

Section 3.14	Labor Matters

Section 3.15	Insurance

Section 3.16	Tax Matters

Section 3.17	Real Property

Section 3.18	Related Party Transactions

Section 3.19	Customers, Suppliers, and Dealers

Section 3.20	Products; Product Warranties and Liabilities

Section 3.21	Customs and Export Controls

Section 3.22	Accounts Receivable

Section 3.23	Inventory

Section 3.24	Illegal Payments; FCPA

Section 3.25	Powers of Attorney, Bank Accounts

Section 3.26	Brokers

Section 3.27	Exclusivity of Representations and Warranties
Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 4.1	Organization

Section 4.2	Authority

Section 4.3	Consents and Approvals; No Violations

Section 4.4	Litigation

Section 4.5	Investment Representations

Section 4.6	Purchased Interests

Section 4.7	The Blocker

Section 4.8	Exclusivity of Representations and Warranties
Article V REPRESENTATIONS AND WARRANTIES OF BUYER OR PARENT

Section 5.1	Organization

Section 5.2	Authority

Section 5.3	Consents and Approvals; No Violations

Section 5.4	Litigation

Section 5.5	Financing

Section 5.6	Solvency

Section 5.7	Investment Intent

Section 5.8	Brokers

Section 5.9	Investigation; No Other Representations

Section 5.10	Issuance of the Shares

Section 5.11	SEC Filings and NYSE Listing

Section 5.12	Exclusivity of Representations and Warranties
Article VI COVENANTS

Section 6.1	Conduct of Business of the Company

Section 6.2	Public Announcements

Section 6.3	Access to Information

Section 6.4	Documents and Information

Section 6.5	Necessary Consents

Section 6.6	Governmental Approvals

Section 6.7	Indemnification; Directors’ and Officers’ Insurance

Section 6.8	Employee Benefit Matters

Section 6.9	Sellers’ Representative

Section 6.10	Restructuring

Section 6.11	Obligations in Respect of Debt Financing

Section 6.12	Transactions with Affiliates

Section 6.13	Reporting Requirements

Section 6.14	Exclusivity

Section 6.15	Section 280G Matters
Article VII CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1	Conditions to the Obligations of the Parties

Section 7.2	Other Conditions to the Obligations of Buyer

Section 7.3	Other Conditions to the Obligations of the Sellers

Section 7.4	Frustration of Closing Conditions
Article VIII TERMINATION; AMENDMENT; WAIVER

Section 8.1	Termination

Section 8.2	Effect of Termination
Article IX NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1	Non-Survival of Representations, Warranties and Covenants
Article X MISCELLANEOUS

Section 10.1	Tax Matters

Section 10.2	Amendment

Section 10.3	Extension; Waiver

Section 10.4	Entire Agreement; Assignment

Section 10.5	Notices

Section 10.6	Notice of Certain Events

Section 10.7	Governing Law

Section 10.8	Fees and Expenses

Section 10.9	Interpretation

Section 10.10	Exhibits and Schedules

Section 10.11	Parties in Interest

Section 10.12	Severability

Section 10.13	Counterparts; Facsimile Signatures

Section 10.14	No Recourse

Section 10.15	Waiver of Jury Trial

Section 10.16	Jurisdiction and Venue

Section 10.17	Specific Performance

Section 10.18	Waiver of Conflicts

Section 10.19	No Recourse to Financing Sources

Section 10.20	Post-Closing Merger

Section 10.21	Parent Guaranty

EXHIBITS

A    -    Form of Transfer Documentation
B    -    Form of Escrow Agreement
C    -    Working Capital Calculation
D    -    Accounting Principles
E    -    Specified Pre-Closing Tax Liabilities

SCHEDULES

Schedule 1.2 (Permitted Liens)
Schedule 2.5(a)(ix) (Terminated Contracts)

Schedule 2.6(a) (Proceeds Schedule)
Schedule 6.12 (Terminated Affiliate Transactions)
Payment Schedule
Disclosure Schedules

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 2, 2016 by and among (i) Grand Design RV, LLC, an Indiana limited liability company (the “Company”), (ii) Summit Partners Growth Equity Fund VIII-B, L.P., a Delaware limited partnership (“Blocker Seller”), (iii) Summit Partners Growth Equity Fund VIII-A, L.P., a Delaware limited partnership, Summit Partners Entrepreneur Advisors Fund I, L.P., a Delaware limited partnership, Summit Investors I, LLC, a Delaware limited liability company, Summit Investors I (UK), L.P., a Delaware limited partnership and SP GE VIII-B GD RV Holdings, L.P., a Delaware limited partnership (collectively, the “Summit Sellers”), (iv) RDB III, Inc., an Indiana corporation (“RDB”, together with the Blocker Seller and the Summit Sellers, collectively, the “Sellers”), (v) each of Donald Clark, Ronald Fenech and William Fenech (collectively, the “RDB Shareholders”) (vi) SP GE VIII-B GD RV Holdings, L.P., a Delaware limited partnership, in its capacity as the Sellers’ Representative hereunder (the “Sellers’ Representative”), (vii) Octavius Corporation (“Buyer”), and (vii) Winnebago Industries, Inc., an Iowa corporation (“Parent”), solely for the purposes of Article II and Section 10.21.
BACKGROUND
A.    The Sellers collectively own, directly or indirectly, all of the issued and outstanding membership interests (the “Company Interests”) of the Company.
B.    The RDB Shareholders collectively own all of the issued and outstanding shares of capital stock of RDB.
C.    Blocker Seller owns all of the issued and outstanding shares of capital stock (the “Blocker Interests”) of SP GE VIII-B GD RV Blocker Corp., a Delaware corporation (“Blocker”; and the Blocker and the Company are referred to herein collectively as the “Acquired Companies”).
D.    The Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, either directly or indirectly, all of the Company Interests, subject to the terms and conditions set forth herein.
E.    On the date hereof, (i) RBD and the RDB Shareholders have executed that certain Non-Competition, Non-Solicitation and Confidentiality Agreement, (ii) the Summit Sellers have executed that certain Non-Solicitation and Confidentiality Agreement, (iii) RDB and the RDB Shareholders have executed that certain Lock-up Letter (the “Lock-up Letter”), (iv) the Summit Sellers, RDB and the RDB Shareholders have executed that certain Standstill Agreement (the “Standstill Agreement”), (v) the Sellers and the RDB Shareholders have executed that certain Registration Rights Agreement (the “Registration Rights Agreement” and collectively with the Lock-up Letter and the Standstill Agreement, the “Equity Agreements”), (vi) certain employees or consultants of the Company have entered into employment or consulting agreements, as applicable, with the Company and (vii) Three Oaks, LLC and the Company have entered into certain lease amendments and new leases associated with real property leased to the Company.
F.    On the Closing Date immediately before the Closing, SP GE VIII-B GD RV Holdings, L.P. shall distribute a portion of the Company Interests owned by it to Blocker Seller in complete redemption of Blocker Seller’s interests in SP GE VIII-B GD RV Holdings, L.P.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1. 1Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acquisition Proposal” means, with respect to a Person, any proposal or offer for a merger or other business combination involving such Person or any proposal or offer to acquire in any manner, directly or indirectly, 25% or more of the equity interest in such Person, 25% or more of the voting securities of such Person or all or substantially all of the assets of such Person other than sales or rental of inventory in the ordinary course of business.
“Adjustment Time” means 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to any natural Person, the term “Affiliate” shall also include any member of such Person’s immediate family. In no event shall any Seller or Acquired Company be considered an Affiliate of any portfolio company of any investment fund affiliated with Summit Partners, L.P. nor shall any portfolio company of any investment fund affiliated with Summit Partners, L.P. be considered an Affiliate of any Seller or Acquired Company, except with respect to Section 3.18 or Section 10.14.
“BBA Partnership Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bi-partisan Budget Act of 2015, including any other Code provisions with respect to the same subject matter as Sections 6221 through 6241 of the Code, and any regulations promulgated or proposed under any such Sections and any administrative guidance with respect thereto.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Boston, Massachusetts are open for the general transaction of business.
“Buyer’s Knowledge,” “to the Knowledge of Buyer” and any derivations thereof means, as of the applicable date, the actual knowledge after reasonable inquiry of Michael Happe, Sarah Nielson, Donald Heidemann, Ashis Bhattacharya and Scott Folkers, none of whom will have any personal liability or obligations regarding such knowledge or with respect to representations or warranties qualified by or based on such knowledge.
“Cash and Cash Equivalents” means the cash and cash equivalents of the Acquired Companies (including marketable securities and short term investments) calculated in accordance with the Accounting Principles.
“Closing Cash” means the Cash and Cash Equivalents as of the Adjustment Time.
“Closing Cash Consideration” means an amount equal to the Estimated Purchase Price minus $105,000,000.

“Closing Indebtedness” means Indebtedness of the Acquired Companies calculated in accordance with the Accounting Principles as of the Adjustment Time.
“Closing Seller Expenses” means the Seller Expenses of the Acquired Companies calculated in accordance with the Accounting Principles as of the Adjustment Time.
“Closing Stock Consideration” means 4,586,555 shares of common stock of Parent, par value $0.50 per share.
“Closing Working Capital” means Current Assets less the Current Liabilities, determined as of the Adjustment Time and in accordance with the Accounting Principles. The Closing Working Capital will be determined in accordance with Exhibit C attached hereto and the Accounting Principles, as of the Adjustment Time.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder and any successor statute and the rules and regulations promulgated thereunder.
“Company’s Knowledge,” “to the Knowledge of the Company” and any derivations thereof means, as of the applicable date, the actual knowledge after reasonable inquiry of Donald Clark, Ronald Fenech, William Fenech, Jerry McCarthy and Cameron Boyer, none of whom will have any personal liability or obligations regarding such knowledge or with respect to representations or warranties qualified by or based on such knowledge.
“Confidentiality Agreement” means the confidentiality agreement, dated as of June 29, 2016, by and between the Company and Buyer.
“Contract” means any agreement, arrangement, contract, lease or license, consensual obligation, binding commitment, loan, note, undertaking or other legally binding contractual obligation (whether written or oral and whether express or implied).
“Current Assets” means the amount that would, in conformity with the Accounting Principles, be reflected as “total current assets” on a consolidated balance sheet of the Company as of the Adjustment Time.
“Current Liabilities” means the amount that would, in conformity with the Accounting Principles, be reflected as “total current liabilities” on a consolidated balance sheet of the Company as of the Adjustment Time.
“Debt Commitment Letter” means the executed commitment letter, dated the date hereof, between Buyer and JPMorgan Chase Bank, N.A. (the “Lender”), all annexes and exhibits attached thereto and the executed fee letters entered into in connection therewith, pursuant to which the Lender has agreed, upon the terms and subject to the conditions set forth therein, to lend amounts set forth therein for purposes of financing the transactions contemplated by this Agreement and related fees and expenses and for the other purposes set forth therein.
“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material share purchase, phantom equity, severance, employment or individual consulting, change of control, bonus, incentive or deferred compensation, or retirement plan, program, agreement or arrangement and each other material employee benefit plan, program, policy, agreement or arrangement (whether or not subject to ERISA) under which any current or former employee, director, manager, or individual consultant of the Company or any Subsidiary has any right to benefits and which is maintained or sponsored by, or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any liability.
“Enterprise Value” means $500,000,000.
“Environmental Laws” means any Law pertaining to pollution or protection of the environment and/or the health or safety of the public or employees, including, but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq.; the Solid Waste Disposal Act, also known as the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11011, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et seq.; the Clean Air Act, 42 U.S.C. §§ 7401, et seq.; the Clean Water Act, 33 U.S.C. §§ 1251, et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2602, et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; each as amended and all regulations issued pursuant to the foregoing.
“Equity Rights” means, with respect to a Person, the capital stock, share capital, membership interests, ownership interests and/or other equity interests, quasi-equity interests, phantom equity interests or payment rights based upon such interests (whether or not constituting securities) of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and any successor statute and the rules and regulations issued thereunder.
“ERISA Affiliate” means each entity that is treated as a single employer with the Acquired Companies for purposes of Section 414 of the Code or Sections 4001(a)(14) or 4001(b) of ERISA, excluding, however, the Summit Sellers and any entity, other than the Acquired Companies, in which the Summit Sellers hold any equity interest or which are controlled by or under common control with the Summit Sellers.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financing Agreements” means the definitive documentation with respect to the Debt Financing, including, without limitation, any credit agreement, loan agreement, intercreditor agreement and security document pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letter.
“Financing Information” means the financial statements of the Company required to be delivered pursuant to paragraphs (5) and (6) of Exhibit D to the Debt Commitment Letter (as in effect on the date hereof) (it being understood and agreed that, for purposes of determining the “Financing Information”, the delivery of the applicable financial statements of the Company required to be delivered pursuant to such paragraphs (5) and (6) at the time of the launch of the general syndication of the Debt Financing (determined for such purpose as if the reference in each such paragraph to the “Closing Date” was a reference to the launch of the general syndication of the Debt Financing) will satisfy the requirement for delivery of the Financing Information under this Agreement notwithstanding any subsequent delivery requirement pursuant to such paragraphs (5) or (6)).
“Financing Source Affiliates” means, with respect to any Financing Sources, their respective Affiliates and their and their Affiliates’ respective officers, directors, employees, controlling persons, agents and representatives, and their respective successors and permitted assigns.
“Financing Sources” means the agents, arrangers, lenders and other entities (including the Lender) that have committed to provide or arrange all or any part of the Debt Financing, including the parties to any of the Financing Agreements, and their respective successors and permitted assigns.
“Fraud” means, with respect to any Person, intentional fraud with respect to the making of representations and warranties expressly set forth in Article III, Article IV or Article V of this Agreement. With respect to a Seller, “Fraud” shall be deemed to include intentional fraud committed by such Seller with respect to the Company making the representations and warranties expressly set forth in Article III.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governing Documents” means (i) the articles or certificate of incorporation, formation or organization or similar charter document (as applicable), as amended, and (ii) the bylaws, limited liability company agreement, operating agreement or similar governing document (as applicable), as amended.
“Governmental Entity” means any (i) federal, state, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, or regulatory power of any nature, including any arbitral tribunal.
“Hazardous Materials” means any substance, material or waste defined or regulated under applicable Environmental Laws as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect, and shall include, without limitation, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls, regardless of whether specifically listed or designated as a hazardous material under any Environmental Law.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” of any Person shall mean, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment fees, make whole premiums or other similar fees or premiums payable as a result of the consummation of the transactions contemplated by this Agreement): (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (excluding trade payables, but including any obligations under any agreements for the acquisition of another business or entity pursuant to which such Person is responsible for any earn-out or note payable), (iii) in respect of any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), (iv) in respect of leases required to be capitalized in accordance with GAAP, (v) in respect of any commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit and bankers’ acceptances and performance bonds) solely to the extent drawn, (vi) in respect of swaps, hedging and other derivatives at Closing, (vii) guarantees with respect to any indebtedness, obligation or liability of any other Person of a type described in clauses (i) through (vi), and (vii) in respect of interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to the Indebtedness referred to above.
“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, and Internet domain names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets and confidential information (including ideas, know-how, formulas, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals) and (v) all computer software (including source code, executable code, data, databases and related documentation).
“IRS” means the United States Internal Revenue Service.
“Law” means any U.S. or foreign federal, national, state, municipal or local statute, law, code, rule, regulation, ordinance, constitution, treaty, Order or other requirement or rule of law (including common law) or other pronouncement of any Governmental Entity having the effect of law (including, for the avoidance of doubt, any laws relating to gaming, anti-corruption and anti-money laundering).
“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge claim, easement, encroachment, option, title defect, restriction on transfer, or other similar encumbrance.
“Marketing Efforts” means (i) the participation by the Company’s senior management team in (A) the preparation of the Marketing Material and a reasonable number of drafting sessions and due diligence sessions related thereto and (B) a reasonable number of presentations to and meetings (or calls in lieu of meetings) with prospective Financing Sources, including customary one-on-one meetings or calls, and (ii) the delivery of customary authorization letters (which, for the avoidance of doubt, shall expressly disclaim any liability on the part of the Company and its Related Persons) in connection with the Marketing Material (including with respect to the presence or absence of material non-public information and accuracy in all material respects when furnished (when taken together with all supplements or updates thereto) of the financial information regarding the Company (other than projections) contained therein).
“Marketing Material” means the portions of the customary bank books, confidential information memoranda, lender presentations or other information packages relating to the business, operations, financial condition and projections of the Company, including information relating to the transactions contemplated hereunder, as may be reasonably required by the Financing Sources in connection with the Debt Financing.
“Marketing Period” means the first period of fifteen (15) consecutive Business Days (provided that, (a) such period shall commence no earlier than October 21, 2016 (or such earlier date on which Buyer files its audited financial statements for its fiscal year ended August 27, 2016 on Form 10-K), (b) November 25, 2016 shall not be deemed to be a Business Day and (c) such period shall either end prior to December 16,

2016 or commence after January 3, 2017) commencing after the date of this Agreement throughout which: (i) Buyer shall have received the Financing Information; provided that, if the Company shall in good faith believe it has delivered the Financing Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date of such notice unless Buyer in good faith believes the Company has not completed delivery of the Financing Information and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect, stating with specificity what Financing Information the Company has not delivered; provided that it is understood that the delivery of such written notice from Buyer to the Company will not prejudice the Company’s right to assert that the Financing Information has in fact been delivered (and for the avoidance of doubt, it is agreed that if the Financing Information has, in fact, been delivered to Buyer, the Marketing Period shall commence on the date of such delivery); and (ii) the conditions set forth in Section 7.1(b) and Section 7.2 shall have been satisfied (other than those conditions that by their nature can only be satisfied at the Closing or the failure of which to be satisfied is due in any material part to a material breach by Buyer of any of its covenants or agreements contained in this Agreement) or waived; provided that, the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15) consecutive Business Day period, (x) the Company’s auditor shall have withdrawn its audit opinion with respect to any year-end financing statements included in the Financing Information, in which case the Marketing Period shall be deemed not to commence unless and until a new audit opinion is issued with respect thereto by the Company’s auditor or another independent public accounting firm or (y) the Company shall have provided notice in writing to Buyer that it has determined that it is necessary to restate any material financial information included in the Financing Information or that it is considering any such restatement, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed or the Company has determined that no restatement shall be required; provided further that, the Marketing Period shall end on any earlier date on which the Debt Financing is consummated.
“Material Adverse Effect” means a change, event, condition, occurrence or development, the effect of which is, individually or in the aggregate, materially adverse to the results of operations or financial condition of the Company, or which has a material and adverse effect on the ability of the Sellers’ to execute, deliver or perform this Agreement or any Ancillary Document on a timely basis, or to timely consummate the transactions contemplated hereby or thereby; provided, however, that Material Adverse Effect shall not include any change, event or development resulting from or arising out of:
(i)    general business or economic conditions, including changes in (x) financial or credit market conditions anywhere in the world or (y) interest rates or currency exchange rates;
(ii)    conditions generally affecting any of the industries in which the Company operates;
(iii)    acts of God or other calamities, national or international political or social actions or conditions, including the engagement by any country or foreign organization in hostilities (or the escalation thereof), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;
(iv)    changes in Law or in GAAP or interpretations thereof or other binding directives or orders;
(v)    fluctuations in sales or earnings or failure of the Company to meet internal or published sales, earnings, budgets, plans, forecasts or other financial or non-financial projections or estimates (provided, any change, event, or development underlying such fluctuation or failure not otherwise excluded in the other exceptions in clauses (i) through (iv) and (vi) through (viii) of this definition may be taken into account in determining whether a Material Adverse Effect has occurred);
(vi)    any actions taken, or failures to take action, in each case, to which Buyer has consented or the failure to take actions specified in Section 6.1 due to Buyer’s failure to consent thereto following the request of the Sellers’ Representative or the Company;
(vii)    the execution, announcement, performance or pendency of, or the taking of any action contemplated by, or other third party awareness of, this Agreement or the agreements or transactions contemplated hereby, including by reason of the identity of Buyer or its Affiliates or any communication by Buyer or its Affiliates regarding the plans or intentions of Buyer with respect to the conduct of the Company’s business and including the resignation or termination of any employee; or
(viii)    compliance by the Company with the terms of this Agreement or the breach of this Agreement by Buyer; except in the case of clauses (i), (ii), (iii) and (iv) to the extent the Company is disproportionately adversely affected thereby as compared to other companies in the industries in which the Company operates (and then only to the extent of such disproportionate impact).
“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity or arbitrator.
“Parties” means, collectively, Buyer, Parent, the Sellers, the RDB Shareholders and the Company.
“Payoff Letters” means letters or other written evidence setting forth, or other written evidence of, the conditions and amount or amounts required to be paid as of Closing to cause the following Indebtedness and any related obligation to be paid in full, and providing for the release of the Liens and other security interests or guarantees securing such Indebtedness: (i) that certain Loan and Security Agreement, dated December 18, 2012, by and between the Company and 1st Source Bank, as amended or modified from time to time, and any related Promissory Notes thereunder; and (ii) that certain Promissory Note, dated November 13, 2014, by and between Blocker and Blocker Seller, as amended or modified from time to time.
“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other related Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges (A) not yet due and payable as of the Closing Date or (B) which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) encumbrances and restrictions of record on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Company’s present uses or occupancy of such real property, (iv) Liens granted to any lender at the Closing in connection with any financing by Buyer in connection with the Purchase, (v) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company in any material respect, (vi) matters that would be disclosed by an accurate survey, (vii) non-exclusive licenses of Intellectual Property, and (viii) Liens described on Schedule 1.2.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.
“Post-Closing Tax Period” means any taxable year or period that begins after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.
“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.
“Purchase Price” means (i) Enterprise Value, plus (ii) the amount of Closing Cash, plus (iii) the amount (if any) by which Closing Working Capital exceeds Target Working Capital, minus (iv) the amount (if any) by which Target Working Capital exceeds Closing Working Capital, minus (v) the amount of Closing Indebtedness, minus (vi) the Specified Pre-Closing Tax Liabilities, minus (vii) the amount of Closing Seller Expenses.
“Purchased Interests” means, together, the Company Interests and the Blocker Interests.
“R&W Policy” means the buy side representation and warranty insurance policy related to this Agreement that Buyer will purchase at its own cost and expense.
“Reporting Requirements” means Buyer’s requirements under the Securities Act, the Exchange Act and the rules of the SEC promulgated thereunder.
“Reference Date” means January 1, 2013.
“Schedules” means the disclosure schedules to this Agreement.
“Seller Expenses” means, without duplication, the collective amount incurred by the Company as of immediately prior to the Closing for all out-of-pocket costs, fees, and expenses, and other amounts incurred by the Company or by or on behalf of the Sellers and payable or reimbursable by the Company in connection with the consummation of the transactions contemplated hereby, including the fees, costs and other expenses of legal, accounting and financial advisors relating thereto, Robert W. Baird & Co. Incorporated, and the other advisors of the Company and the Sellers, including, without limitation, (i) any change of control sale bonuses, severance payments, deferred compensation or similar payments and fees to any employee of the Company that the Company is obligated to pay at Closing; (ii) any amounts payable pursuant to the Stock Tracking Unit Agreements; (iii) the employer’s portion of Taxes relating to, or arising from, the payment of any bonuses in connection with the Closing, including, without limitation, amounts payable pursuant to the Stock Tracking Unit Agreements, in each case to the extent such fees, costs and expenses will not have been paid in full prior to the Closing and (iv) any amounts payable pursuant to Section 6.15.
“Seller Related Parties” means, collectively, the Company, the Sellers, and each of their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and agents.
“Seller Reserve Amount” means $250,000.00.
“Solvent” means that, as of any date of determination, such Person (i) will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) will not have, as of such date, unreasonably small capital to carry on its business.
“Specified Pre-Closing Tax Liabilities” means those certain liabilities relating to Taxes for the Pre-Closing Tax Period described on Exhibit E.
“Stock Tracking Unit Agreements” means the Stock Tracking Unit Agreements between the Company and each person set forth on Annex A, issued pursuant to and in accordance with the Grand Design RV, LLC Incentive Compensation Stock Tracking Unit Plan.
“Straddle Period” means any period for Taxes beginning on or before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which it owns at least 50% of the capital stock or other equity or similar interests, the holders of which have ordinary voting power to elect a majority of the board of managers or other Persons performing similar functions are at any time.
“Target Working Capital” means $16,500,000.
“Tax” or “Taxes” means any and all federal, state, local or foreign taxes of any kind, or charges in the nature of taxes, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, registration, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unclaimed property or escheat obligation, customs, duties, environmental, unemployment, disability, excise, severance, stamp, occupation, premium, property, transfer, alternative or add-on minimum, estimated, or other taxes (together with any and all interest, penalties, fines, additions to tax or additional amounts with respect thereto, including, without limitation, any penalties resulting from the failure to file or timely file a Tax Return), whether disputed or not, and obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” means any and all returns, declarations, reports, information returns or statements, elections and any other documents filed or required to be filed with respect to any Tax (including any schedule or attachment thereto and any amendment thereof, and including Treasury Form TD F 9-22.1, FinCEN Report 114 and similar forms).
“Taxing Authority” means the IRS or any Governmental Entity exercising any authority to impose, assess or collect any Tax or any other authority exercising Tax regulatory authority.
“Transaction Deductions” means, without duplication, Tax deductions allowed under Law related to (i) the compensation expense and related employer’s portion of payroll and employment taxes of the Company resulting from any payments paid to employees, officers or directors of the Company as a result of or in connection with the consummation of the transactions contemplated hereby and paid by the Company at or prior to Closing or accrued as a liability of the Company as of the Closing, (ii) any prepayment penalties or premiums payable on Closing Date Indebtedness, (iii) the amount of all capitalized and unamortized financing costs of the Company existing immediately prior to the Closing, and (iv) all Seller Expenses not otherwise described in clauses (i), (ii) or (iii) of this definition that are properly deductible for federal income Tax purposes.
“Willful Breach” means a material breach that is a consequence of an intentional act or intentional omission to act undertaken by the breaching party with the actual knowledge that the taking of such act or failure to act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 1.2    Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

2013 Financial Statements    Section 3.4(a)
Accounting Firm    Section 2.6(b)(ii)
Accounting Principles    Section 2.6(e)
Acquired Companies    Recital
Action    Section 3.9
Adjustment Escrow Amount    Section 2.3(a)(ii)
Agreement    Preamble
Alternative Debt Commitment Letter    Section 6.11(c)
Alternative Financing    Section 6.11(c)
Ancillary Documents    Section 3.3
Audited Financial Statements    Section 3.4(a)
Bank Accounts    Section 3.25(b)
Blocker    Recital
Blocker Interests    Recital
Blocker Seller    Preamble
Buyer    Preamble
Buyer Related Parties    Section 8.2(c)
Buyer Termination Fee    Section 8.2(b)
Closing    Section 2.4
Closing Date    Section 2.4
Closing Statement    Section 2.6(b)(i)
Company    Preamble
Company Insurance Policies    Section 3.15
Company Intellectual Property    Section 3.13(b)
Company Interests    Recitals
Designated Contacts    Section 6.3
Equity Agreements    Recitals
Escrow Account    Section 2.3(a)(ii)
Escrow Agent    Section 2.3(a)(ii)
Escrow Agreement    Section 2.3(a)(ii)
Estimated Closing Statement    Section 2.6(a)
Estimated Purchase Price    Section 2.6(a)
Final Purchase Price    Section 2.6(d)(i)
Financial Statements    Section 3.4
Foreign Competition Laws    Section 6.6(a)
Guaranteed Obligations    Section 10.21
Indemnitee    Section 6.7(a)
Information Systems    Section 3.13(d)
Interim Financial Statements    Section 3.4(a)
Latest Balance Sheet    Section 3.4(a)
Leased Real Property    Section 3.17(b)
Lender    Section 1.1
Lock-up Letter    Recitals
Material Contracts    Section 3.7(a)
Material Permits    Section 3.10

Material Real Property Lease    Section 3.17(b)
New Plans    Section 6.8
Non-Party Affiliates    Section 10.14
NYSE    Section 5.11(c)
Objection    Section 2.6(b)(ii)
Objection Notice    Section 2.6(b)(ii)
Parent    Preamble
Parent Material Contracts    Section 5.11(b)
Parent SEC Documents    Section 5.11(a)
Payment Schedule    Section 2.6(a)
Products    Section 3.20(a)
Proposed Resolution    Section 2.6(b)(ii)
Purchase    Section 2.2
RDB    Preamble
RDB Shareholders     Preamble
Recoverable Amounts    Section 8.2(c)
Related Persons    Section 3.18
Representatives    Section 5.9(a)
Registration Rights Agreement    Recitals
Restructuring    Section 6.10
Scheduled Intellectual Property    Section 3.13(a)
SEC    Section 5.11(a)
Securities Act    Section 4.5(a)
Seller Group    Section 9.1
Seller Indemnitors    Section 6.7(c)
Sellers    Preamble
Sellers’ Representative    Preamble
Shortfall Amount    Section 2.6(d)(i)
SR Agreements    Section 6.9(a)
Standstill Agreement    Recitals
Summit Sellers    Preamble
Supplemental Disclosure    Section 10.6
Tax Claim    Section 10.1(i)
Termination Date    Section 8.1(d)
Top Customers    Section 3.19(b)
Top Dealers    Section 3.19(c)
Top Suppliers    Section 3.19(a)
Transfer Taxes    Section 10.1(a)
WARN Act    Section 3.14(c)
Waiving Party    Section 9.1(b)

ARTICLE II
PURCHASE AND SALE

Section 2.1    Restructuring. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and immediately prior to the Purchase, the Sellers, the Blocker, and the Company shall complete the Restructuring in accordance with Section 6.10.

Section 2.2Sale of Purchased Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and immediately following the Restructuring, Buyer will (i) purchase from the Sellers, and the Sellers will sell to Buyer, all of the Company Interests owned by the Sellers, and (ii) purchase from Blocker Seller, and Blocker Seller will sell to Buyer, all the Blocker Interests owned by Blocker Seller (collectively, the “Purchase”), in exchange for the consideration set forth in this Article II.

Section 2.3Payment of the Purchase Price.

(a)Payment of the Closing Cash Consideration. On the Closing Date, Buyer shall pay the Closing Cash Consideration as follows:

(i)Pay to each Seller his, her or its pro rata share of the Closing Cash Consideration (less such Seller’s pro rata share of the Adjustment Escrow Amount and Seller Reserve Amount), as determined in accordance with the Payment Schedule, by wire transfer of immediately available funds into an account designated in writing by such Seller not less than three (3) Business Days prior to the Closing Date.

(ii)Deposit $7,000,000.00 (the “Adjustment Escrow Amount”) into an escrow account (the “Escrow Account”) to be established and maintained by JP Morgan Chase Bank, NA (the “Escrow Agent”) as of the Closing Date pursuant to an escrow agreement, substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Agreement will be entered into on the Closing Date by Sellers’ Representative, Buyer and the Escrow Agent and the Adjustment Escrow Amount will serve as security for and a source of all or part (as the case may be) of payment of the Sellers’ obligations pursuant to Section 2.6(d)(ii), if any.

(iii)Repay, or cause to be repaid, on behalf of the Company, the Closing Indebtedness described on Schedule 2.3(a)(iii). At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer the Payoff Letters, in form and substance reasonably satisfactory to Buyer, and wire instructions indicating the amount required to discharge in full such Closing Indebtedness as of such estimated Closing Date for the transactions contemplated by this Agreement plus, if applicable, a per diem amount for any days that the Closing Date occurs after such estimated Closing Date.

(iv)Pay, on behalf of the Company, all Closing Seller Expenses. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer, for each Person owed Seller Expenses, a payoff letter or invoice, in form and substance reasonably satisfactory to Buyer, and wire instructions indicating the amount required to discharge in full the Closing Seller Expenses owed to that Person as of the mutually agreed estimated Closing Date. The parties acknowledge that the Closing Seller Expenses are obligations of the Company and the Sellers, incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of Buyer. Payment of such Closing Seller Expenses by Buyer, on behalf of the Company, on the Closing Date is being made for convenience only.

(v)Pay to Sellers’ Representative the Seller Reserve Amount by wire transfer of immediately available funds into an account designated in writing by Sellers’ Representative not less than three (3) Business Days prior to the Closing Date.

(b)Payment of the Closing Stock Consideration. On the Closing Date and in accordance with the Payment Schedule, Parent shall issue and deliver to the Sellers, in the applicable Seller’s name, in book entry, the Closing Stock Consideration, as determined in accordance with the Payment Schedule (which the Sellers agree shall be provided to each Seller pro rata and in the case of RDB, the RDB Shareholders agree shall be provided to the RDB Shareholders in equal one-third amounts), free and clear of all Liens (other than those arising under securities Laws and pursuant to the Equity Agreements). For the avoidance of doubt, the issuance of the Closing Stock Consideration to the RDB Shareholders is for convenience only and for Tax and all other purposes hereunder, the Closing Stock Consideration will be treated as having been paid to RDB and then distributed by RDB to the RDB Shareholders.

Section 2.4Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 a.m. Eastern time, on the third Business Day after satisfaction (or waiver) of the conditions set forth in Article VII (other than those conditions to be satisfied by the delivery of documents or taking of any other action at the Closing by any Party) at the offices of Weil, Gotshal & Manges, 100 Federal Street, 34th Floor, Boston, Massachusetts 02110, unless another time, date or place is agreed to in writing by Buyer and Sellers’ Representative. The date of the Closing is referred to herein as the “Closing Date.” Notwithstanding the foregoing, (a) if the Marketing Period shall not have been completed by the time of the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing), the Closing shall occur on the earlier to occur of (i) a date during the Marketing Period specified by Buyer on no less than three (3) Business Days’ notice to the Company and (ii) the Business Day immediately following the last day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at Closing) and (b) in no event shall Buyer be required to complete the Closing and consummate the transactions contemplated hereby prior to November 7, 2016.

Section 2.5Deliveries at the Closing.

(a)Deliveries by the Sellers. At the Closing, the Sellers or Sellers’ Representative, as applicable, will deliver or cause to be delivered to Buyer:

(i)one or more instruments transferring the Purchased Interests, in substantially the forms attached hereto as Exhibit A;

(ii)written resignations from each of the officers, directors and managers of each Acquired Company;

(iii)the Escrow Agreement duly executed by Sellers’ Representative;

(iv)a duly completed and executed certificate of the Blocker dated as of the Closing Date to the effect that an interest in the Blocker is not and has not been a “United States real property interest” during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and proof reasonably satisfactory to Buyer that the Blocker has provided notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h);

(v)a duly completed and executed certificate of the Company dated as of the Closing Date pursuant to Treasury Regulations Section 1.1445-11T(d)(2) to the effect that (i) fifty percent (50%) or more of the value of the gross assets of the Company do not consist of “United States real property interests” as defined in Section 897(c) of the Code, or (ii) ninety percent or more of the value of the gross assets of the Company do not consist of “United States real property interests” as defined in Section 897(c) of the Code plus cash or cash equivalents;

(vi)the officer’s certificate provided for in Section 7.2(e);

(vii)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Managers of the Company authorizing the execution, delivery and performance of this Agreement and the other Ancillary Documents to which the Company is party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, (B) the names and incumbency of the Company’s officers who are empowered to execute the foregoing documents for and on behalf of the Company, and (C) the authenticity of the attached copies of the Governing Documents of the Company, which, with respect to the certificate of formation or equivalent Governing Document, shall be certified by the applicable Secretary of State;

(viii)the Payoff Letters and invoices related to (A) the payment of Closing Indebtedness described on Schedule 2.3(a)(iii) and to be paid pursuant to Section 2.3(a)(iii) and (B) the payment of Seller Expenses pursuant to Section 2.3(a)(iv); and

(ix)written evidence of the termination of each of the Contracts set forth on Schedule 2.5(a)(ix).

(b)Deliveries by Buyer. At the Closing, Buyer or Parent, as applicable, will deliver or cause to be delivered to Sellers’ Representative:

(i)the Closing Cash Consideration in accordance with the provisions set forth in Section 2.3(a);

(ii)evidence the Closing Stock Consideration has been issued pursuant to Section 2.3(b);

(iii)a copy of the Escrow Agreement duly executed by Buyer;

(iv)the officer’s certificate provided for in Section 7.3(c); and

(v)a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Buyer certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of the Buyer authorizing the execution, delivery and performance of this Agreement and the other Ancillary Documents to which the Buyer is party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

Notwithstanding anything in this Agreement to the contrary, all adjustments with respect to the Closing Cash and Closing Indebtedness (or estimates thereof) under this Agreement, in each case, of the

Blocker, shall be allocated solely to the respective equityholders of the Blocker, such allocation to be reflected on the Payment Schedule.
Section 2.6Purchase Price.

(a)Estimated Purchase Price. No later than three Business Days prior to the Closing, Sellers’ Representative will deliver to Buyer (i) a statement (the “Estimated Closing Statement”) setting forth the Sellers’ good faith estimates of the amounts of Closing Working Capital, Closing Cash, Closing Indebtedness, Specified Pre-Closing Tax Liabilities and Closing Seller Expenses, together with a calculation of the Purchase Price (the “Estimated Purchase Price”) based on such estimates, and (ii) a schedule (the “Payment Schedule”) setting forth (A) each Seller’s pro rata share of the Estimated Purchase Price, the Adjustment Escrow Amount and the Seller Reserve Amount, (B) the amount of the Closing Cash Consideration due to each Seller and the accounts to which the Closing Cash Consideration shall be paid by Buyer to each Seller at the Closing and (C) the amount of the Closing Stock Consideration due to each Seller, in each case taking into account the purchase price paid by the Buyer to each Seller for such Seller’s respective Company Interests as described on Schedule 2.6(a). The Estimated Closing Statement and the determinations and calculations contained therein will be prepared in accordance with this Agreement, including the Accounting Principles. Prior to the Closing, Buyer shall have an opportunity to review the Estimated Closing Statement and the Sellers’ Representative shall consider any comments made thereto by the Buyer in good faith. For the avoidance of doubt, Buyer and its Affiliates shall have no liability for any allocation of the Purchase Price among the Sellers as set forth in the Payment Schedule and each Seller confirms that the Payment Schedule reflects the agreed upon distribution of the Closing Cash Consideration among the Sellers regardless of any inconsistencies with the Company’s Governing Documents.

(b)Determination of Final Purchase Price.

(i)As soon as reasonably practicable, but no later than 75 days after the Closing Date, Buyer will prepare and deliver to Sellers’ Representative a statement (the “Closing Statement”) setting forth Buyer’s good faith determination of the actual amounts of Closing Working Capital, Closing Cash, Closing Indebtedness, Specified Pre-Closing Tax Liabilities and Closing Seller Expenses, together with a calculation of the Purchase Price based on such amounts. The Closing Statement and the determinations and calculations contained therein will be prepared in accordance with this Agreement, including the Accounting Principles.

(ii)Within 30 days following receipt by Sellers’ Representative of the Closing Statement, Sellers’ Representative may deliver a written notice (an “Objection Notice”) to Buyer of any dispute they have with respect to the preparation or content of the Closing Statement. Any amount, determination or calculation contained in the Closing Statement and not disputed in a timely delivered Objection Notice will be final, conclusive and binding on the Parties, absent manifest error. If Sellers’ Representative does not deliver an Objection Notice with respect to the Closing Statement within such 30-day period, or if Sellers’ Representative notifies Buyer in writing prior to the end of such period that Sellers’ Representative waives its right to dispute the Closing Statement, then the Closing Statement will be final, conclusive and binding on the Parties, absent manifest error. If an Objection Notice is timely delivered within such 30-day period, Buyer and Sellers’ Representative will negotiate in good faith to resolve each dispute raised therein (each, an “Objection”). If Buyer and Sellers’ Representative, notwithstanding such good faith efforts, fail to resolve all Objections within 15 days after Sellers’ Representative delivers an Objection Notice, then Buyer and Sellers’ Representative will jointly engage the dispute resolution group of a nationally recognized accounting firm mutually selected by the Parties, acting reasonably (the “Accounting Firm”) to resolve such disputes (acting as an expert and not an arbitrator) in accordance with this Agreement (including the Accounting Principles) as soon as practicable thereafter. At or prior to such engagement, each Party shall submit to the Accounting Firm such Party’s computation of the Purchase Price, based on such Party’s position with respect to the matters that are the subject of the Objections (such Party’s “Proposed Resolution”). The objective of the selection of the Accounting Firm is to retain a competent party with individuals within such organization who have expertise in resolving disputes of the nature contemplated in this Section 2.6(b) and which Accounting Firm does not have to the extent possible a material relationship with Buyer, the Company or Sellers and which individuals do not have individual conflicts or material or prospective relationships with Buyer, the Company or Sellers. Buyer and Sellers’ Representative will request that the Accounting Firm deliver a written report containing its calculation of the disputed Objections as soon as practicable. The Accounting Firm will only consider those items and amounts set forth in the Closing Statement or that Buyer or Sellers’ Representative believes should be set forth in the Closing Statement, as the case may be, as to which Buyer and Sellers’ Representative have disagreed within the time periods and on the terms specified above. The Accounting Firm must resolve the matter in accordance with the terms and provisions of this Agreement. The Accounting Firm will make its determination based on written submissions and/or presentations and supporting material provided by Buyer and Sellers’ Representative and, at its election, pursuant to responses provided by Buyer and Sellers’ Representative to inquiries posed by the Accounting Firm based on such written submissions and/or presentations and supporting material but not pursuant to its independent review. The Purchase Price finally determined by the Accounting Firm will not be greater than Sellers’ Representative’s Proposed Resolution or less than Buyer’s Proposed Resolution. All Objections that are resolved between the Parties or are determined by the Accounting Firm will be final, conclusive and binding on the Parties, absent manifest error. The fees and expenses of the Accounting Firm will be apportioned by the Accounting Firm to Sellers’ Representative (from the Seller Reserve Amount), on the one hand, and Buyer, on the other hand, as follows: (x) to Sellers’ Representative, a portion of such total amount of fees and expenses equal to a fraction, the numerator of which is the excess (if any) of Sellers’ Representative’s Proposed Resolution over the Purchase Price finally determined by the Accounting Firm and the denominator of which is the difference between Sellers’ Representative’s Proposed Resolution and Buyer’s Proposed Resolution, and (y) to Buyer, the remainder of such fees and expenses.

(c)Access. Following Buyer’s delivery of the Closing Statement, Buyer will, and will cause the Company to, make its financial records, accounting personnel and advisors relevant to the Closing Statement or calculations to be contained therein reasonably available to Sellers’ Representative, its accountants and other representatives and the Accounting Firm at reasonable times during the review by Sellers’ Representative and the Accounting Firm of, and the resolution of any Objections with respect to, the Closing Statement.

(d)Adjustments.

(i)If the Purchase Price as finally determined pursuant to Section 2.6(b) (the “Final Purchase Price”) exceeds the Estimated Purchase Price, then not later than the fifth Business Day after the date on which the Final Purchase Price is finally determined, (A) Buyer and Sellers’ Representative will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Sellers’ Representative all of the Adjustment Escrow Amount (which such amount Sellers’ Representative will pay to the Sellers in accordance with the Payment Schedule), and (B) Buyer will pay to Sellers’ Representative such excess (which such amount Sellers’ Representative will pay to the Sellers in accordance with the Payment Schedule) by wire transfer of immediately available funds.

(ii)If the Final Purchase Price is less than the Estimated Purchase Price (the “Shortfall Amount”), then not later than the fifth Business Day after the date on which the Final Purchase Price is finally determined, Buyer and Sellers’ Representative will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to (A) if the Shortfall Amount is greater than or equal to the Adjustment Escrow Amount, disburse to Buyer all of the Adjustment Escrow Amount, and (B) if the Shortfall Amount is less than the Adjustment Escrow Amount, disburse to Buyer a portion of the Adjustment Escrow Amount equal to the Shortfall Amount and disburse to Sellers’ Representative the remaining portion of the Adjustment Escrow Amount (which such amount Sellers’ Representative will pay to the Sellers in accordance with the Payment Schedule).

(iii)If the Final Purchase Price equals the Estimated Purchase Price, then not later than the fifth Business Day after the date on which the Final Purchase Price is determined Buyer and Sellers’ Representative will deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Sellers’ Representative all of the Adjustment Escrow Amount (which such amount Sellers’ Representative will pay to Sellers in accordance with the Payment Schedule).

(e)Accounting Principles. The Estimated Closing Statement, the Closing Statement and the determinations and calculations contained therein will be prepared and calculated on a consolidated basis for the Company in accordance with the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the balance sheet contained in the Audited Financial Statements, except that such statements, calculations and determinations: (i) will not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated hereby, and (ii) will follow GAAP as modified by the defined terms and methodologies contained in this Agreement (including, without limitation, Exhibit D) whether or not such terms or methodologies are consistent with GAAP and (iv) will calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month (collectively, the “Accounting Principles”).

(f)Escrow Account. The Adjustment Escrow Amount shall be the sole recourse for Buyer and shall be used solely to satisfy any amounts owed to Buyer pursuant to Section 2.6(d)(ii), if any. Upon the final release of all of the Adjustment Escrow Amount pursuant to Section 2.6(d), the Escrow Agreement shall terminate. Any fees owed to the Escrow Agent shall be borne by Buyer and the indemnification obligations under the Escrow Agreement shall be borne 50% by Buyer and 50% by the Sellers. The Adjustment Escrow Amount shall be held in trust for the benefit of Buyer and the Sellers and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement. In the event that the shortfall described in Section 2.6(d)(ii) is greater than the Adjustment Escrow Amount, Buyer shall have no recourse against any of the Sellers or any other Person for such difference.

Section 2.7Purchase Price Allocation
.

(a)Tax Characterization. For U.S. federal income Tax purposes (and applicable state and local income Tax purposes), except as required by Law, the Parties will treat the transactions contemplated by this Agreement as a purchase by Buyer and a sale by the Sellers of shares of corporate stock (with respect to the Blocker Interests) and interests in a partnership (with respect to the Purchased Interests other than the Blocker Interests), and the parties will not take any position inconsistent therewith, except as otherwise required by Law.

(b)Allocation. The Sellers and Buyer shall allocate (i) the Purchase Price among the shares of corporate stock of the Blocker, and (ii) the portion of the purchase price (for Tax purposes) allocable to the Purchased Interests other than the Blocker Interests (including any liabilities assumed or taken subject to and treated as consideration for federal income Tax purposes) among the assets of the Company and, to the extent applicable, the Subsidiaries in accordance with Section 751 and Section 755 of the Code and the Treasury Regulations thereunder. Sellers and Buyer agree that the fair market value of the assets of the Company will be determined using the “residual method” for purposes of Section 1060 of the Code and Section 1.338-6(b) of the Treasury Regulations; provided, however, that the parties need not agree on the fair market value of the assets of the Company and shall each be entitled to take any reasonable position with respect thereto, except for any covenants not to compete within the meaning of Section 197 of the Code and the Treasury Regulations thereunder, the fair market value of which shall be determined by Buyer in its reasonable discretion, provided that such value shall not exceed $5,000,000. Within one-hundred and twenty (120) days of the Closing Date, Buyer shall deliver to the Sellers’ Representative a written statement of its determination of the portion of the purchase price allocable to any covenants not to compete and Buyer and Sellers agree to file all income Tax Returns and prepare all financial statements consistently with such determination.

Section 2.8    Withholding. Notwithstanding anything to the contrary in this Agreement, the Acquired Companies, the Escrow Agent, and Buyer shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under any Tax Laws. The withheld amounts shall be paid over to the appropriate Taxing Authority and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. No later than five (5) Business Days before Closing, Buyer shall notify the Sellers if it believes any such withholding will be required other than withholding for payroll Taxes with respect to compensatory payments in connection with the transactions contemplated by this Agreement, and Buyer and the Sellers shall cooperate in good faith to reduce the amount of, or eliminate the necessity for, such withholding.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY

Contemporaneously with the execution and delivery of this Agreement, the Company has delivered the Schedules to Buyer. Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any section of the Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception or qualification with respect to all other representations, warranties and covenants contained in this Agreement to the extent that it is reasonably apparent that such exception, qualification, limitation, document or other item is applicable to such other representations, warranties and covenants. Nothing in the Schedules shall broaden the scope of any representation, warranty or covenant of the Sellers or the Company contained in this Agreement. The inclusion of any information in the Schedules (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Company’s business, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business. Except as set forth in the Schedules, the Company hereby represents and warrants to Buyer as follows:
Section 3.1    Organization and Qualification.

(a)The Company is a limited liability company duly organized and validly existing under the laws of its jurisdiction of formation. The Company has the requisite limited liability company entity power and authority to own, lease and operate its material properties, rights and assets and to carry on its businesses as presently conducted.

(b)The Company is duly qualified or licensed, as applicable, to transact business and is in good standing (if applicable) in each jurisdiction in which the property, rights and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect.

Section 3.2    Capitalization.

(c)All of the Purchased Interests are duly authorized, validly issued and are fully paid. As of the Closing Date (following the Restructuring), all of the outstanding equity interests of each Acquired Company will be owned by the Persons and in the amounts set forth on Schedule 3.2(a). Except as set forth on Schedule 3.2(a), there are no other Equity Rights in any of the Acquired Companies issued, reserved for issuance or outstanding.

(d)The Company does not currently have and, except as set forth on Schedule 3.2(b), never has had any Subsidiaries.

(e)Except as set forth on Schedule 3.2(c), there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units or Contracts to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Rights in, or any security convertible or exercisable for or exchangeable into any Equity Rights in, the Company, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, right, security, Contract or commitment or (iii) obligating the Company to make any payment based on the value of any Purchased Interest. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Rights of the Company. Except as set forth on Schedule 3.2(c), the Purchased Interests are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Purchased Interests.

Section 3.3    Authority. The Company has the requisite limited liability company power and authority to (a) execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”), (b) consummate the transactions contemplated hereby and by the Ancillary Documents and (c) perform its obligations hereunder and thereunder, to the extent the Company is or will be a signatory thereto. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or will be a party, the consummation of the transactions contemplated hereby and thereby and the performance of the Company’s obligations contemplated hereunder and thereunder have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company is required to be a signatory will be) duly and validly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is required to be a signatory will be duly and validly authorized, executed and delivered by Buyer, where applicable), enforceable against the Company in accordance with their terms, except (y) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (z) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4    Financial Statements.

(a)Attached hereto as Schedule 3.4 are correct and complete copies of the following financial statements (such financial statements, the “Financial Statements”): (i) the unaudited balance sheet of the Company as of December 31, 2013 and the related consolidated statements of income, statements of members’ equity and cash flows of the Company for the twelve (12) month period then ended (the “2013 Financial Statements”), (ii) the audited balance sheets of the Company as of December 31, 2014 and December 31, 2015, and the related consolidated statements of income, statements of members’ equity and of cash flows of the Company for the twelve (12) month periods then ended (the “Audited Financial Statements”); and (iii) the unaudited balance sheet of the Company as of August 31, 2016 (the “Latest Balance Sheet”) and the related consolidated statements of income, statements of members’ equity and cash flows of the Company for the eight-month period then ended (the “Interim Financial Statements”). Each of the Financial Statements (including the notes thereto, if any) has been prepared in accordance with GAAP consistently applied with the past practices of the Company and fairly presents in all material respects the financial position, results of operations, members’ equity and cash flows of the Company as at the dates and for the periods indicated therein, subject, in the case of the 2013 Financial Statements and the Interim Financial Statements, to normal, recurring, year-end adjustments and the absence of notes which are not material individually or in the aggregate.

(b)The Company maintains and complies in all material respects with a system of accounting controls sufficient to provide reasonable assurances (i) that transactions are executed with management’s authorization, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. Since the Reference Date, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting used by the Company; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (3) any claim or allegation regarding any of the foregoing.

(c)Except as set forth on Schedule 3.4(c), the Company does not have any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) other than any such liabilities (1) reflected in the Financial Statements; (2) incurred since the date of the Latest Balance Sheet in the ordinary course of business; (3) for Seller Expenses; (4) for Indebtedness; (5) liabilities arising out of future non-monetary performance obligations under any Contract (excluding any liability or obligation arising, directly or indirectly, as a result of or in connection with any breach of any Contract, breach of warranty, tort, infringement or violation of any Law or any legal, administrative or other proceeding or governmental investigation).

(d)Schedule 3.4(d) lists (a) all Indebtedness of the Company (other than Indebtedness to be repaid at Closing, all of which is listed on Schedule 2.3(a)(iii), or otherwise to be taken into account in the determination of the Purchase Price) and (b) all Seller Expenses (other than Seller Expenses to be paid at Closing or otherwise taken into account in the determination of the Purchase Price).

Section 3.5    Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no material notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a signatory or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, and (ii) such filings as may be required by any applicable federal or state securities, takeover or “blue sky” laws and (iii) those that may be required as a result of any facts or circumstances relating to Buyer or any of its Affiliates. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a signatory nor the consummation by the Company of the transactions contemplated hereby or thereby will (a) conflict with or result in any material breach of any provision of the Company’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or result in the loss of any right or benefit under, or require the consent of any Person and/or payment of additional fees to allow the Company to continue to enjoy its rights and benefits under any of the terms, conditions or provisions of any Material Contract to which it is a party or any Material Permit it holds, (c) violate any Order or Law of any Governmental Entity having jurisdiction over the Company or any of its properties or assets or (d) except as contemplated by this Agreement or with respect to Permitted Liens, result in the creation of any Lien upon any of the properties, rights or assets of the Company.

Section 3.6    Assets.

(a)The Company has good and valid title to all of the assets owned by it, including such owned assets reflected in the Latest Balance Sheet (except for assets sold since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice). Such owned assets are held free and clear of all Liens other than Permitted Liens.

(b)All material tangible personal property owned or leased by the Company is in such working condition and state of repair sufficient to permit the use of such personal property as used in its business as currently conducted (ordinary maintenance, wear and tear excepted).

(c)The material assets owned or leased by the Company comprise all of the material assets of the Company that are used in the conduct of its business, and are sufficient to conduct such business, in all material respects.

Section 3.7    Material Contracts.

(a)Except as set forth on Schedule 3.7(a) (collectively with the Material Real Property Leases, the “Material Contracts”) and except for this Agreement, as of the date of this Agreement, the Company is not a party to or bound by any:

(i)material Contract (other than purchase orders in the ordinary course of business) with any Top Customer, Top Supplier or Top Dealer;

(ii)Contract (other than those listed in clause (i)) that involves the performance of services or delivery of goods or materials by the Company that (A) is reasonably expected to result in revenue to the Company after the date hereof in excess of $500,000 in the 12-month period following the Closing Date (other than open purchase orders made in the ordinary course of business) or (B) has a stated term in excess of 12 months following the Closing Date;

(iii)Contract (other than those listed in clause (i)) that involves the performance of services or delivery of goods or materials to the Company that (A) is reasonably expected to result in expenditures by the Company after the date hereof in excess of $500,000 in the 12-month period following the Closing Date (other than open purchase orders made in the ordinary course of business) or (B) has a stated term in excess of 12 months following the Closing Date;

(iv)Contract with any officer, individual employee or independent contractor on a full time, part time, consulting or other basis providing annual compensation in excess of $200,000, including contracts with respect to employment, severance, separation, change in control, retention or similar arrangements for the provision of services to the Company on a full-time or part-time basis;

(v)Contract relating to Indebtedness or letters of credit or involving any Lien (other than Permitted Liens) on any asset of the Company;

(vi)Contract under which the Company is a lessee of or holds or operates any tangible property (other than real property), owned by any other Person, except for any Contract under which the aggregate annual rental payments do not exceed $500,000;

(vii)Contract under which the Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company, except for any Contract under which the aggregate annual rental payments do not exceed $500,000;

(viii)partnership or joint venture agreement involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

(ix)Contract relating to Intellectual Property other than non-exclusive commercially available software licenses granted to the Company with aggregate annual fees of less than $100,000;

(x)Contract limiting the right of the Company to engage in any line of business or compete with any Person in any line of business or in any geographic area;

(xi)Contract (A) granting any Person the exclusive rights to license, market, distribute, sell or deliver any Company product, (B) requiring the Company to exclusively sell, lease or distribute products of any Person, (C) requiring the Company to exclusively source materials or products, (D) that contains “most favored nation” provisions, or (E) that contains minimum purchase or minimum sale obligations equal to or in excess of $250,000 per year;

(xii)Contract with any labor union to which the Company is a party;

(xiii)Contract that relates to a settlement of any Action under which the Company has any continuing liability in excess of $100,000;

(xiv)Contract with any distributor, sales representative, sales agent, dealer, franchisee or agency (other than those listed in clause (i));

(xv)Contract with a Governmental Entity; or

(xvi)Contract that relates to (A) the disposition or acquisition of material assets or properties by the Company in excess of $500,000, or (B) any merger or business combination with respect to the Company and that, in the case of clauses (A) and (B), under which any of the parties thereto have remaining financial obligations (other than indemnification obligations for which no claim is currently outstanding).

(b)Each Material Contract is a valid and binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies. To the Knowledge of the Company, neither the Company nor any other party to such Material Contract is in material breach or default under such Material Contract, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a material default or breach under any Material Contract.

Section 3.8    Absence of Changes. During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement,

(a)the Company has conducted its business only in the ordinary course;

(b)there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Material Adverse Effect; and

(c)the Company has not:

(i)sold, assigned, transferred, leased or licensed any material assets except for fair consideration in the ordinary course of business;

(ii)entered into any Contract either involving more than $250,000 or outside the ordinary course of business;

(iii)accelerated, terminated, modified or cancelled any Contract either involving more than $250,000 or outside the ordinary course of business (or had any other party thereto take such action);

(iv)imposed or granted any Lien (other than Permitted Liens) on any of its assets;

(v)made any capital expenditures or commitments therefore either involving more than $100,000 (individually or in the aggregate) or outside the ordinary course of business;

(vi)made any capital investment in, any loan to or any acquisition of the securities or other assets of any Person either involving more than $100,000 (individually or in the aggregate) or outside the ordinary course of business, including, without limitation, the repurchase of inventory sold to its customers;

(vii)incurred any Indebtedness;

(viii)delayed or postponed the payment of accounts payable or other liabilities outside the ordinary course of business;

(ix)cancelled, compromised, waived or released any right or claim either involving more than $100,000 (individually or in the aggregate) or outside the ordinary course of business;

(x)sold, assigned, transferred or licensed any Intellectual Property outside the ordinary course of business;

(xi)issued, sold or transferred any membership interests, securities convertible into its membership interests, warrants, options or other rights to acquire its membership interests or any bonds or debt securities;

(xii)declared or made any payment or distribution of cash or other property to its members with respect to its membership interests or purchased or redeemed any of its membership interests;

(xiii)experienced any material damage, destruction or loss to its assets (whether or not covered by insurance);

(xiv)made any changes in any employee compensation, benefits, severance or termination agreement other than routine salary increases in the ordinary course of business;

(xv)received any notice or other indication from any customer (whether formal or informal) with respect to any warranty claims, termination of contracts or work orders or disputes as to amounts billed in excess of $100,000;

(xvi)made any material Tax election, changed its annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or taken any similar action relating to the filing of any Tax Return or the payment if any Tax; or

(xvii)agreed to do any of the foregoing.

Section 3.9    Litigation. As of the date of this Agreement and except as set forth on Schedule 3.9, (a) there is no material suit, litigation, arbitration, claim, action, investigation or proceeding (collectively, “Action”) pending against the Company or, to the Company’s Knowledge, threatened in writing against the Company or any of its managers or officers (in such capacity) and, since the Reference Date, there has been no such material Action and (b) neither the Company nor its managers or officers (in such capacity) is subject to any outstanding Order. To the Company’s Knowledge, Schedule 3.9 lists all material investigations, audits, inquiries or other administrative proceedings involving the Company since the Reference Date.

Section 3.10    Permits; Compliance with Applicable Law.

(a)The Company holds all material permits, licenses, approvals, certificates and other authorizations of and from all, and has made all declarations and filings with, Governmental Entities necessary for the lawful conduct of its business as presently conducted (the “Material Permits”), the Material Permits are in full force and effect, and, except for past violations for which the Company is not subject to any current liability, the Company is and has been in compliance with the Material Permits.

(b)As of the date of this Agreement, the Company is and since the Reference Date has been in material compliance in with all applicable Laws and Orders and the Company has not received written notice of any material violation of any Laws.

(c)To the extent that the Company has marketed or offered for sale in commerce any Product since the Reference Date with a “Made in America” or “Made in the USA” label, or made any other express or implied claim that a product is Made in the USA, the Company has complied with the U.S. Federal Trade Commission’s Enforcement Policy Statement on U.S. Origin Claims (issued December 1, 1997).

Section 3.11    Employee Plans.

(a)Schedule 3.11(a)(i) lists all Employee Benefit Plans.

(i)With respect to each Employee Benefit Plan, copies of the following documentation, to the extent applicable, have been made available to Buyer: (i) the plan document and all amendments thereto, and with respect to any unwritten Employee Benefit Plan, a written description thereof, and any related trust documents, insurance policies or other funding arrangement; (ii) the most recent summary plan description and any material written communication with participants, including any commitments as to any new Employee Benefit Plan or modification to any existing Employee Benefit Plan; (iii) for the most recent plan year for which the deadline for filing such form has expired, the IRS Form 5500 and all applicable attachments; (iv) the most recent financial statements; (v) the most recent IRS determination letter (or opinion letter) or request for such determination letter (or opinion letter), as applicable; (vi) any material associated administrative and investment or investment advisory agreements; and (vii) any material written communications between the Acquired Companies and any federal or state agency since January 1, 2013.

(ii)No Employee Benefit Plan provides health or other welfare benefits to former employees, directors or independent contractors of the Company or any Subsidiary other than health continuation coverage pursuant to COBRA and at the sole premium cost of the employee or former employee.

(iii)Each Employee Benefit Plan has been maintained and administered in compliance in all material respects with the applicable requirements of the written documents governing such Employee Benefit Plan, ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan. No Employee Benefit Plan is subject to the provisions of foreign Laws or regulations or provides benefits or compensation to any Person who resides or provides services primarily outside of the United States.

(iv)Each Employee Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code is in compliance in all material respects, in form and operation, with the applicable requirements of Section 409A of the Code, the regulations thereunder and guidance provided by the IRS. No participant is entitled to a gross-up, make-whole or indemnification payment with respect to Taxes imposed under Section 409A of the Code or Section 4999 of the Code.

(v)All contributions (including all employer contributions and employee salary reduction contributions), premiums, other payments or accruals for contributions, premiums, other payments or for incurred but not reported liabilities for all periods ending on or before the Closing Date have been paid on a timely basis as required by each Employee Benefit Plan, ERISA, the Code or any applicable Laws or accrued consistent with GAAP and past custom and practice with respect to each Employee Benefit Plan.

(vi)Neither the Acquired Companies nor any ERISA Affiliate sponsors, maintains or contributes to or has any obligation to contribute to or has any liability under or with respect to any plan that is or was subject to Title IV or Section 302 of ERISA, Section 412 of the Code or Section 430 of the Code, a multiemployer plan (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 413(c) of the Code), a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or a self-insured welfare benefit plan. Neither the Company nor any ERISA Affiliate has incurred any unsatisfied withdrawal liability under Title IV of ERISA.

(vii)Neither the Acquired Companies nor any ERISA Affiliate has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Acquired Companies or Buyer to any Tax, fine, Lien or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. No action, suit, audit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, there is no basis for any such action, suit, audit, proceeding, hearing, or investigation.

(viii)Neither the Acquired Companies nor any ERISA Affiliate has any material liability, whether absolute or contingent, direct or indirect, including any obligations under any Employee Benefit Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee or with respect to any employees “leased” from another entity. No person (including any leased employees (as defined in Section 414(n) of the Code) or independent contractors of the Acquired Companies and their respective Subsidiaries) who is not an employee of the Acquired Companies and its Subsidiaries is permitted to participate or participates in any Employee Benefit Plan.

(ix)Neither the Acquired Companies nor any ERISA Affiliate has terminated or curtailed, since January 1, 2011, any employee benefit plan that would, if in existence on the Closing Date, constitute an Employee Benefit Plan.

(x)The transactions contemplated by this Agreement (alone or in combination with any other event) will not (i) increase obligations or cause the acceleration of vesting in, or payment of, any benefits or other compensation under any Employee Benefit Plan and will not otherwise accelerate or increase any liability under or result in forfeiture of compensation or benefits under any Employee Benefit Plan, or (ii) result in payments under any Employee Benefit Plan that (A) would not be deductible under Section 280G of the Code or (B) would result in any excise Tax on any employee of the Acquired Companies or their respective Subsidiaries under Section 4999 of the Code or any other comparable Law.

(xi)The Company is not a party to any contract that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

Section 3.12    Environmental Matters.

(a)The Company is in material compliance with and, since the Reference Date, has materially complied with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all material permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of the Leased Real Property and the operation of its business, and no Action has been filed or commenced against the Company alleging any failure to so comply.

(b)The Company has not received any notice from any Governmental Entity of any actual or alleged material violations or material liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws, which have not been fully resolved.

(c)To the Company’s Knowledge, there are no material liabilities (including any investigatory, corrective or remedial obligation) of the Company arising under or relating to any Environmental Laws, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in the Company incurring such a material liability.

(d)To the Company’s Knowledge, none of the following exists at any of the Company’s present properties or facilities: (i) underground storage tanks, (ii) asbestos containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, septic tanks, leach fields or disposal areas.

(e)To the Company’s Knowledge, the Company has not since the Reference Date generated, recycled, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any Hazardous Materials and, to the Company’s Knowledge, there are no Hazardous Materials present at the Leased Real Property, in each case, at concentrations in excess of those permitted under applicable Environmental Laws.

(f)The Company has made available to Buyer true, correct and complete copies of all material environmental assessments and reports prepared for the Company and relating to the Company’s past or current properties, facilities and operations.

Section 3.13    Intellectual Property
.

(a)Schedule 3.13(a) lists, as of the date of this Agreement, the following Intellectual Property owned by the Company: (i) patents and patent applications, (ii) registered trademarks and applications to register trademarks, (iii) registered copyrights and applications to register copyrights, and (iv) all other registered Intellectual Property that is material to the business of the Company as it is currently conducted (the “Scheduled Intellectual Property”). The Scheduled Intellectual Property is subsisting and unexpired, and to the Company’s Knowledge, valid and enforceable. All registrations and applications relating to any material Scheduled Intellectual Property have been properly made and filed in all material respects, and all annuity, maintenance, renewal and other fees relating to such material registrations or applications have been timely paid.

(b)The Company has not infringed or misappropriated, and is not now infringing or misappropriating, the Intellectual Property rights of any third party. There is no claim pending or, to the Company’s Knowledge, threatened against the Company with respect to the alleged infringement or misappropriation by the Company of any Intellectual Property rights of any third party. To the Company’s Knowledge, no third party has infringed upon or misappropriated any material Intellectual Property owned or exclusively used by the Company (the “Company Intellectual Property”) and the Company has not delivered any charge, complaint, claim, demand or notice alleging infringement or misappropriation by any third party of any such Company Intellectual Property.

(c)To the Company’s Knowledge, the Company Intellectual Property is not subject to any outstanding Order or Contract restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person.

(d)The computer software, firmware, hardware, networks, systems, and other related items of computerized and/or software systems that are used in connection with the business of the Company (the “Information Systems”) are adequate and sufficient for the operation of the Company’s business as currently conducted and are sufficient for the current needs of its business, and the Company has purchased a sufficient number of license seats for all material software currently used by the Company in its operations. The Company takes commercially reasonable actions to protect its material Information Systems, and (i) during the past 12 months, there have been no material breaches, outages or violations of the same; and (ii) to the Company’s Knowledge, they are free from material defects, bugs, viruses, malware, or similar contaminants. The Company’s back-up plans and policies adopted or in effect with respect to the Information Systems and the information and data used in the conduct of the business of the Company are commercially reasonable to meet the needs of the business of the Company, and (ii) the Company is in material compliance with all applicable Laws governing the collection, processing, storage, retention, use and destruction of data.

(e)The Company Intellectual Property is free and clear of all Liens, other than Permitted Liens. Each material item of Company Intellectual Property as of immediately prior to the Closing will be owned or available for use by the Company on substantially the same terms and conditions immediately after the Closing. The Company has taken commercially reasonable steps to protect its rights in the material trade secrets of the Company, excluding any information that the Company, in the exercise of its business judgment, determined was of insufficient value to protect as a trade secret. To the Company’s Knowledge, each employee and former employee of the Company has executed an agreement under which such Person has effectively assigned to the Company, or has otherwise effectively assigned to the Company, any inventions or works of authorship that such Person creates or has created in the scope of their employment with the Company.

(f)The Company is in material compliance with its privacy policies and any Laws relating to privacy, data protection, anti-spam, personally identifiable information and similar consumer protection Laws.

Section 3.14    Labor Matters.

(a)As of the date of this Agreement, to the Company’s Knowledge, there is no labor strike, work stoppage, lockout or similar material labor dispute pending or, to the Company’s Knowledge, threatened in writing against the Company. To the Company’s Knowledge, as of the date of this Agreement, no union organization campaign is in progress or threatened with respect to any employees of the Company and no question concerning representation exists respecting such employees. Except for those employees covered by an agreement disclosed in Schedule 3.7 (or not required to be disclosed on Schedule 3.7), all employees of the Company are employed at-will such that the Company may lawfully terminate their employment at any time, with or without cause and with or without notice, without payment of any kind, without creating a legal cause of action against the Company.

(b)The Company has complied in all material respects with all applicable Laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining, eligibility to work in the United States, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status, sexual orientation, or other protected-class status, and the withholding and payment of social security and other Taxes. Except as set forth on Schedule 3.14(b), there are no pending or, to the Knowledge of the Company, threatened in writing claims or charges against the Company by any past or present employee or prospective employee of the Company arising out of the denial or termination of employment or out of any matters relating to a workplace environment of the Company, including, without limitation, unfair labor practices, employment discrimination, and wrongful retaliation. The qualifications for employment of each employee of the Company under applicable immigration Laws have been reviewed by the Company and a properly completed Form I-9 is on file with respect to each current and former employee as required by applicable Law. The Company has complied in all material respects with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder. The Company has paid in full to all of its current and former employees, or adequately accrued for in accordance with GAAP, all wages, salaries, commissions and bonuses due to or on behalf of such Persons.

(c)Except as set forth on Schedule 3.14(c), since the Reference Date, the Company has not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (the “WARN Act”) (or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” as defined in the WARN Act (or any similar state, local or foreign Law) affecting any site of employment or facility of the Company.

(d)To the Knowledge of the Company, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company.

(e)Except as set forth on Schedule 3.14(e), the Company has not employed and does not currently employ or otherwise obtain the services of any “leased employee” (as such term is defined in

Section 414(n) of the Code) or any independent contractor. All individuals who are performing, or have performed, services for the Company and who are or were classified by the Company as an “independent contractor” qualify for such classification under Section 530 of the Revenue Act of 1978 or Section 1706 of the Tax Reform Act of 1986, and such individuals are not entitled to any benefits under any Employee Benefit Plans.

(f)Since the Reference Date, the Company has not been a party to or, to the Knowledge of the Company, threatened in writing by, any Action brought or commenced by the Department of Labor, the Office of Federal Contract Compliance, Equal Employment Opportunity Commission, the National Labor Relations Board, Occupational Health and Safety Administration, or any state or local agency with similar authority to investigate employment-related matters, or in which the Company was, or is, alleged to have violated any Laws or Orders relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes, income Tax withholding, occupational safety and health, and/or privacy rights of employees.

(g)The Company is not a covered federal contractor or subcontractor under Executive Order 11246, as amended (including, without limitation, Section 503 of the Rehabilitation Act of 1973 and the Vietnam Era Veterans Readjustment Assistance Act of 1974). The Company does not have any affirmative action plans with any state or local agencies.

Section 3.15    Insurance. Schedule 3.15 contains a list of each material insurance policy owned or held by the Company as of the date of this Agreement (the “Company Insurance Policies”). The Company Insurance Policies (a) are in full force and effect, and no written notice of cancellation or termination has been received by the Company with respect to any such policy; (b) no insurer has threatened in writing to cancel any such policy; and (c) such policies, taken together, provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and are those that are required or prudent to conduct the business of the Company as it has been conducted and are appropriate for the business risks of the Company; and (iii) insure against risks of the kind customarily insured against and in amounts customarily carried by businesses similarly situated. As of the date of this Agreement, the Company has not received written notice of cancellation or termination of any Company Insurance Policy. The Company has timely paid all premiums due under each Company Insurance Policy. Schedule 3.15 sets forth all claims pending under any Company Insurance Policy and, to the Company’s Knowledge, the coverage with respect to such claims has not been questioned, denied or disputed by the underwriters of such policy, other than customary reservation of rights provisions.

Section 3.16    Tax Matters.

(a)The Company has prepared and duly and timely filed all Tax Returns required to be filed by it (taking into account extensions properly obtained). All Taxes due and payable by the Company, whether or not shown or required to be shown on any Tax Return, have been paid in full.

(b)All Tax Returns filed by the Company are correct and complete in all material respects.

(c)The Company has withheld or collected from each payment made to each of its employees, consultants, contractors, members, creditors, or other third parties, all Taxes required to be withheld or collected therefrom, has paid the same to the proper Taxing Authorities and has complied with all reporting and recordkeeping requirements (including properly completed IRS Forms W-9) with respect thereto. All Persons who have provided services to the Company who have been classified as independent contractors for the purposes of Tax withholding laws and employee benefits were properly so classified, and the Company has complied in all material respects with IRS Forms 1099 and other applicable reporting and filing requirements with respect thereto.

(d)There are no Liens upon any of the assets or properties of the Company in respect of Taxes, other than Permitted Liens.

(e)The Company is not currently the subject of a Tax audit or examination, and no such audit or examination has been threatened in writing. Schedule 3.16(e) describes all such audits and examinations, including the issues raised and the outcome, with respect to the Company.

(f)The Company has not consented to extend the time, and is not the beneficiary of any extension of time, in which (i) to file any Tax Return covering any Taxes for which the Company is or may be liable, (ii) to file any elections, designations or similar filings relating to Taxes for which the Company is or may be liable, (iii) the Company is required to pay or remit any Taxes or amounts on account of such Taxes, or (iv) any Taxing Authority may assess or collect Taxes for which the Company is or may be liable.

(g)The Company has not received from any Taxing Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.

(h)Schedule 3.16(h) contains a list of all U.S. federal, state and non-U.S. jurisdictions to which the Company files Tax Returns or pays or remits Taxes. No material claim has been made in writing, or to the Company’s Knowledge, any question or inquiry made whether in writing or verbally, by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company has no permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign Law and any applicable Tax treaty or convention between the United States and such foreign country.

(i)The Company since inception has been treated as a partnership or a disregarded entity for federal income tax purposes and none of the Company or any Seller or any Taxing Authority has taken a position inconsistent with such treatment. No election has been filed to treat the Company as an association taxable as a corporation for U.S. federal income tax purposes or to be excluded from the application of any provision of Subchapter K of the Code pursuant to Section 761(a) of the Code and the Treasury Regulations promulgated thereunder.

(j)The Company is not a party to or bound by any Tax allocation or sharing agreement that will require any payment by the Company after the date of this Agreement of the Taxes of any other Person (other than (x) any such agreement or arrangement that is solely between or among the Acquired Companies, or (y) commercial agreements or arrangements the principal subject matter of which is not Taxes). The Company has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law) or as a transferee or successor or by Contract or otherwise.

(k)The Company has duly and timely collected all sales or transfer Taxes, including goods and services, harmonized sales and state, provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Taxing Authority any such amounts required by applicable Law to be remitted by it, and has complied with all sales Tax resale exemption requirements with respect thereto.

(l)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (v) election under Code Section 108(i), or (vi) prepaid amount received on or prior to the Closing Date (other than in the ordinary course of business).

(m)The Company has not participated or engaged in any (i) “listed transaction” described in Treas. Reg. Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) “reportable transaction” within the meaning of Treas. Reg. Section 1.6011-4 (or any corresponding or similar provision of state, local or non U.S. Tax Law).

(n)The Company has not requested or received a ruling, technical advice memorandum or similar ruling or memorandum from any Taxing Authority or signed a closing or other agreement with any Taxing Authority.

(o)Sellers have made available to Buyer true, complete and correct copies of (i) all Tax Returns of the Company relating to Taxes for the prior six years and (ii) all revenue agent reports, information documents requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed by or on behalf of the Company or, to the extent related to the income, business, assets, operations, activities or status of the Company and relating to Taxes for the prior six years.

(p)Neither the Company, nor any other Person on the Company’s behalf, has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(q)The Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or Contract which could be treated as a partnership for federal income tax purposes.

(r)The Company is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any transaction contemplated by this Agreement.

(s)No election has been made to cause the Company to be subject to the BBA Partnership Audit Rules for any Pre-Closing Tax Period.

Section 3.17    Real Property
.
(a)The Company does not own any real property.

(b)Schedule 3.17(b) sets forth a list (including addresses) of all leases (each a “Material Real Property Lease”) of real property to which the Company is party (such real property, the “Leased Real Property”). The Company has made available to Buyer a true, correct and complete copy of each such Material Real Property Lease.

(c)Each Material Real Property Lease is valid and binding on the Company, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(d)The Company, and, to the Company’s Knowledge, each of the other parties thereto, has performed, in all material respects, all obligations required to be performed by it under each Material Real Property Lease.

(e)To the Company’s Knowledge, there are no physical or mechanical defects in any of the improvements on the Leased Real Property which would materially impair the intended use of the Leased Real Property. All such improvements are in good operating condition and repair (subject to normal wear and tear).

(f)As of the date of this Agreement, to the Company’s Knowledge, all water, sewer, gas, electric, telephone and drainage facilities and all other utilities required by Law or for the present use and operation of the Leased Real Property are installed to the property lines of the Leased Real Property, are all connected and operating pursuant to valid permits, are adequate to service the Leased Real Property and to permit compliance in all material respects with all applicable Laws and the present usage of the Leased Real Property, and are connected to the Leased Real Property by means of one or more public or private easements extending from the Leased Real Property to one or more public streets, public rights-of-way or utility facilities.

(g)The Company does not owe any brokerage commissions or finder’s fees with respect to any Leased Real Property and no brokerage commission or finder’s fee will be payable with respect to the exercise of any renewal or extension of the term of any Material Real Property Lease.

(h)There are no adverse parties or parties other than the Company that are in possession of the Leased Real Property or the fixtures or improvements thereon.

(i)To the Company’s Knowledge, there are no pending condemnation proceedings affecting all or any portion of the Leased Real Property, and no such proceedings are contemplated or have been threatened. There are no (i) public improvements which have been commenced or completed and for which an assessment may be levied against the Leased Real Property, or (ii) planned improvements which may result in any assessment against the Leased Real Property, in each case for which there is no current assessment.

Section 3.18    Related Party Transactions. Except as disclosed on Schedule 3.18, no employee, officer, manager, partner or member of the Company, any member of his, her or its immediate family or any of their respective Affiliates (“Related Persons”) (a) owes any material amount to the Company nor does the Company owe any amount to or is committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (b) is involved in any material business arrangement or other relationship with the Company (whether written or oral) (other than as an employee, officer, manager, stockholder or member of the Company), (c) owns any material property or right, tangible or intangible, that is used by the Company, or (d) to the Company’s Knowledge, owns any material direct or indirect interest of any kind in, or controls, or is a manager, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

Section 3.19    Customers, Suppliers, and Dealers.

(a)Schedule 3.19(a) sets forth the ten (10) largest suppliers of the Company (the “Top Suppliers”) for the twelve (12) month period ending December 31, 2015 and the eight-month period ending on the date of the Latest Balance Sheet, as measured by the dollar amount of payments to such suppliers during such period, including the approximate total purchases made by the Company from each such Top Supplier during such period and the amount of rebates received from such Top Suppliers.

(b)Schedule 3.19(b) sets forth the twenty (20) largest customers of the Company (the “Top Customers”) for the twelve (12) month period ending December 31, 2015 and the eight-month period on the date of the Latest Balance Sheet, as measured by the dollar amount of purchases therefrom during such period, including the approximate total sales by the Company to each such Top Customer during such period.

(c)Schedule 3.19(c) sets forth the twenty (20) largest sales representatives, dealers, distributors and franchisees of the Company (the “Top Dealers”) and other third parties performing similar functions for Company for the twelve (12) month period ending December 31, 2015 and the eight-month period on the date of the Latest Balance Sheet, as measured by the dollar amount of purchases therefrom during such period, including the approximate total sales by the Company to each such Top Dealer during such period. Except as set forth in Schedule 3.19(c), the Company does not have any Contract with any such Top Dealer that is not cancelable by the Company on notice of not longer than thirty (30) calendar days without liability, penalty or premium of any nature or kind whatsoever. The Company has paid or accrued all commissions and other amounts due to each such Top Dealer.

(d)Except as disclosed on Schedule 3.19(d), since December 31, 2015, no Top Supplier, Top Customer or Top Dealer has notified the Company orally or in writing that it intends to terminate or adversely change the terms of its relationship with the Company. The Company is not involved in any material dispute or controversy with any of its Top Suppliers, Top Customers or Top Dealers.

Section 3.20    Products; Product Warranties and Liabilities.

(a)All products manufactured and sold by the Company (the “Products”) have been designed, manufactured and sold in compliance in all material respects with all applicable Laws. Each Product distributed, sold or leased, or serviced by the Company complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity. To the Company’s Knowledge, the Company has no material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Products.

(b)Since the Reference Date, to the Company’s Knowledge, there has been no pattern of material defects in the design or manufacturing of any Product made, manufactured, distributed or sold by the Company or its employees or agents. Each Product has been designed, manufactured, packaged and labeled in compliance in all material respects with all Laws. To the Company’s Knowledge, the Company has not

received notice of any alleged noncompliance with any such code or standard. Each Product advertised, labeled or otherwise represented as being rated or approved by, or as conforming to a standard promulgated by a rating organization, complies in all material respects with all conditions of such rating, approval or standard. The Company has not been required to file, nor has it filed, a notification or other report with the United States Consumer Product Safety Commission concerning actual or potential hazards with respect to any Product manufactured or sold by it or to make any such filing, notice or announcement or take any other similar action by any other Governmental Entity under any Law.

(c)Except to the extent reflected in the reserves for product warranties or product liabilities shown on the Latest Balance Sheet, to the Company’s Knowledge, (i) all products manufactured, sold, leased, or delivered by, and all services provided by, the Company (or, to the Knowledge of the Company, any Person acting on behalf of the Company) have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no liability for replacement or repair thereof or other damages in connection therewith and (ii) the Company has no liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by, or any service provided by, the Company (or, to the Company’s Knowledge, any Person acting on behalf of the Company).

Section 3.21Customs and Export Controls.

(a)The Company is and at all times since the Reference Date has been in compliance in all material respects with all applicable Laws governing or concerning (i) the exportation and importation of products, goods, parts, accessories, technology, and services and all other regulations and procedures administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security, the Bureau of Industry and Security of the U.S. Department of Commerce; the Directorate of Defense Trade Controls of the U.S. Department of State, and the Office of Foreign Assets Control of the U.S. Department of the Treasury; (ii) the obtaining of all necessary permits and licenses from the applicable Governmental Entity with respect to import and export transactions; (iii) the maintenance of records with respect to import and export transactions and claims (including drawback claims); (iv) the payment in full of all customs duties, Taxes, fees and charges applicable to and due with respect to all import transactions; including any countervailing or antidumping duties and (v) the transacting of business with any country or person that is subject to a United States embargo or trade restriction administered by any Governmental Entity described in (a)(i) above.

(b)No products, goods, parts, or accessories imported by the Company since the Reference Date are or have been subject to any countervailing or antidumping duty investigation, order, notice, or other proceeding by the U.S. Department of Commerce or the U.S. International Trade Commission.

Section 3.22Accounts Receivable. Except as set forth on Schedule 3.22, all accounts receivable reflected on the Latest Balance Sheet, and all accounts receivable that have arisen since the date of the Latest Balance Sheet: (a) arose out of arm’s length transactions made in the ordinary course of business consistent with past practice, (b) are the valid and legally binding obligations of the Persons obligated to pay such amounts, and (c) as of the date of this Agreement, are not subject to any pending, or to the Company’s Knowledge, threatened, written dispute, setoff or counterclaim (except to the extent any such dispute is reflected in the reserves for doubtful accounts shown on the Latest Balance Sheet in the case of accounts receivable). Except as set forth on Schedule 3.22, the reserve on the Interim Financial Statements against the accounts receivable for returns and bad debts has been calculated in accordance with GAAP. To the Company’s Knowledge, the Company has not agreed to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any of its accounts receivable. All of the accounts receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom are the Sellers or Affiliates of the Company or the Sellers.

Section 3.23Inventory. All inventory reflected on the Latest Balance Sheet (a) is valued in accordance with GAAP at the lower of cost (on a weighted cost average basis) or market and (b) consists of a quality and quantity usable in the ordinary course of business consistent with past practice, except for slow-moving, damaged or obsolete items (all of which have been written down to net realizable value or for which adequate reserves have been provided). All inventory that has arisen since the date of the Latest Balance Sheet consists of a quality and quantity usable in the ordinary course of business consistent with past practice. Except as set forth on Schedule 3.23, (x) all such inventory is owned by the Company free and clear of all Liens (other than Permitted Liens), (y) no inventory is held on a consignment basis and (z) since the date of the Latest Balance Sheet, the Company has not repurchased inventory from its customers. The quantities of inventory are at levels consistent with past practices of the Company. All inventory is located at, or is in transit to or from, the Leased Real Property.

Section 3.24Illegal Payments; FCPA. Neither the Company nor, to the Knowledge of the Company, any Affiliate, director, manager, officer, agent, employee or other Person acting on behalf of the Company has, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any such other applicable anti-bribery Laws, including by: (a) the use of any funds of the Company for unlawful contributions, gifts, entertainment or other expenses; (b) making any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Company; or (c) making or receiving any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 3.25Powers of Attorney, Bank Accounts.

(a)Except for powers of attorney granted to attorneys, accountants or others in connection with matters relating to Taxes, the Employee Benefit Plans or intellectual property matters, and powers of attorney granted to a landlord under any Material Real Property Lease, the Company has not granted any written power of attorney to any Person for any purpose whatsoever, which power of attorney is currently in force.

(b)Schedule 3.25 sets forth a complete and correct list showing all banks in which the Company maintains a bank account or safe deposit box (collectively, the “Bank Accounts”), together with, as to each Bank Account, the account number, and the names of all signatories thereon.

Section 3.26Brokers. No broker, finder, financial advisor or investment banker, other than Robert W. Baird & Co. (whose fees will be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Acquired Company (and for the avoidance of doubt, in no event shall Buyer or Parent have any liability or obligation in respect of the fees payable to Robert W. Baird & Co.).

Section 3.27Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III AND ARTICLE

IV, AS QUALIFIED BY THE SCHEDULES, THE SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED INTERESTS OR BUSINESSES OR ASSETS OF THE COMPANY AND ANY OTHER MATTER WHATSOEVER RELATING TO THE ACQUIRED COMPANIES, AND THE SELLERS AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH WILL BE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER WILL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN THIS ARTICLE III AND THE SELLERS SET FORTH IN ARTICLE IV, AS APPLICABLE, AND AS QUALIFIED BY THE SCHEDULES, IN EACH CASE.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller hereby represents and warrants, individually, but not severally, jointly or jointly and severally, to Buyer as follows:
Section 4.1Organization. If such Seller is an entity, such Seller is a corporation, limited liability company, limited partnership or other applicable business entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation. Each Seller has all requisite power and authority to carry on its businesses as now being conducted.

Section 4.2Authority. Each Seller has all necessary power and authority to (i) execute and deliver this Agreement and each Ancillary Document, (ii) consummate the transactions contemplated hereby and pursuant to each of the Ancillary Documents and (iii) perform its obligations hereunder and thereunder, to the extent such Seller is or will be a signatory thereto. The execution and delivery of this Agreement and the Ancillary Documents to which each Seller is or will be a signatory and the consummation of the transactions contemplated hereby and thereby and the performance of such Seller’s obligations contemplated hereunder and thereunder have been (and the Ancillary Documents to which each Seller will be a signatory will be) duly authorized by all necessary action on the part of such Seller and no other proceeding (including by its equityholders) on the part of each Seller is necessary to authorize this Agreement and the Ancillary Documents to which each Seller is or will be a signatory or to consummate the transactions contemplated hereby. No vote of such Seller’s equityholders is required to approve this Agreement or for such Seller to consummate the transactions contemplated hereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which each Seller is or will be a signatory are or will be) duly and validly executed and delivered by each Seller and constitute a valid, legal and binding agreement of each Seller (assuming that this Agreement has been and the Ancillary Documents to which such Seller is a party will be duly and validly authorized, executed and delivered by Buyer to the extent Buyer is to be a signatory thereto), enforceable against each Seller in accordance with their terms, except (y) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (z) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3Consents and Approvals; No Violations. Assuming the truth and accuracy of Buyer’s representations and warranties contained in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which each Seller is or will be a signatory or the consummation by each Seller of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act, and (ii) such filings as may be required by any applicable federal or state securities, takeover or “blue sky” Laws. Neither the execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which each Seller is or will be a signatory nor the consummation by each Seller of the transactions contemplated hereby will (a) conflict with or result in any material breach of any provision of such Seller’s Governing Documents, (b) result in a material violation or material breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or result in the loss of any right or benefit under, or require the consent of any Person and/or payment of additional fees to allow each Seller to continue to enjoy its rights and benefits under any of the terms, conditions or provisions of any Contract to which each Seller is a party or by which such Seller or such Seller’s properties or assets may be bound or permit which such Seller holds, or (c) violate any Order or Law of any Governmental Entity applicable to each Seller or any of such Seller’s properties or assets.

Section 4.4Litigation. There are no Actions pending against or threatened against, any Seller that would adversely affect or delay such Seller’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.5Investment Representations.

(a)Each Seller is acquiring the Closing Stock Consideration for his, her, or its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Closing Stock Consideration in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Each Seller agrees that the Closing Stock Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Each Seller is able to bear the economic risk of holding the Closing Stock Consideration for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of his, her or its investment.

(b)Such Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Such Seller is a sophisticated investor and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the investment in the Closing Stock Consideration.

(c)Such Seller has had the opportunity to consult his, her or its own independent legal, tax, accounting and other advisors with respect to such Seller’s rights, benefits, and obligations under this Agreement and the Tax and other economic consequences to such Seller of the receipt or ownership of the Closing Stock Consideration, including the Tax consequences under federal, state, local, and other income Tax Laws of the United States or any other country and the possible effects of changes in such Tax Laws. Such Seller is not relying on Buyer or any of its Affiliates or any Buyer’s employees, agents, representatives or advisors with respect to the legal, Tax, economic and related considerations of an investment in the Closing Stock Consideration.

(d)Such Seller understands and agrees that the investment in the Closing Stock Consideration involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Closing Stock Consideration or the future profitability or success of Buyer, the Company and their respective Subsidiaries.

(e)Such Seller acknowledges and agrees that such Seller has had an opportunity to review the Parent SEC Documents.

Section 4.6Purchased Interests. Such Seller has good and valid title to the Purchased Interests owned by it as set forth on Schedule 3.2(a), free and clear of all Liens. Good and valid title to the Purchased Interests of the Company will pass to Buyer at the Closing, free and clear of any Liens. Except as set forth on Schedule 3.2(c), the Purchased Interests are not subject to any voting trust agreement or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Purchased Interests.

Section 4.7The Blocker. The Blocker Seller represents and warrants that, except as set forth on Schedule 4.7, as follows:

(a)The Blocker (i) was formed solely for the purpose of allowing the Blocker Seller to hold its interest in the Company, (ii) has engaged in no material business activities (other than its direct or indirect ownership of Company Interests, the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), performance of its obligations with respect to any shareholder loan, performance of any tax, accounting and other administrative services, holding any cash or property (but not operating any property), providing indemnification to officers, managers, and directors, carrying out any obligations with respect to the transactions contemplated hereunder, and undertaking any activities incidental or reasonably related to the foregoing), (iii) is not a party to, or otherwise bound by, any Contract (other than its Governing Documents or the Governing Documents of the Company or any Person that owns interests in the Company), and (iv) has no outstanding Indebtedness and no liabilities or obligations, other than shareholder debt constituting Closing Indebtedness, (known, unknown, accrued, absolute, contingent, determined or determinable or otherwise), except for (A) any obligations under this Agreement or under its Governing Documents or the Governing Documents of the Company or any Person that owns interests in the Company or (B) Taxes solely related to holding direct or indirect interests in the Company.

(b)(i) The Blocker is duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) the Blocker has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Ancillary Documents to which it is a party, if any; (iii) the Blocker’s execution, delivery and performance of each Ancillary Document to which it is a party, if any, has been duly authorized by the Blocker; and (iv) the Blocker is duly authorized to conduct business and is in good standing under the Laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a Material Adverse Effect.

(c)The Blocker has all necessary power and authority to (i) execute and deliver each Ancillary Document to which it is a party, (ii) consummate the transactions contemplated hereby and pursuant to each Ancillary Documents to which it is a party, and (iii) perform its obligations thereunder, to the extent

Blocker is or will be a signatory thereto. The execution and delivery of the Ancillary Documents to which Blocker is or will be a signatory and the consummation of the transactions contemplated hereby and thereby and the performance of Blocker’s obligations contemplated hereunder and thereunder have been (and the Ancillary Documents to which the Blocker will be a signatory will be) duly authorized by all necessary action on the part of the Blocker and no other proceeding (including by its equityholders) on the part of the Blocker is necessary to authorize the Ancillary Documents to which the Blocker is or will be a signatory or to consummate the transactions contemplated hereby. The execution and delivery of each of the Ancillary Documents to which the Blocker is or will be a signatory are or will be duly and validly executed and delivered by the Blocker and constitute a valid, legal and binding agreement of the Blocker (assuming that this Agreement has been and the Ancillary Documents to which the Blocker is a party will be duly and validly authorized, executed and delivered by Buyer to the extent Buyer is to be a signatory thereto), enforceable against the Blocker in accordance with their terms, except (y) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (z) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(d)The authorized capital stock of the Blocker consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of the Blocker’s capital stock have been duly authorized, are validly issued, fully paid, and nonassessable and are owned by the Blocker Seller free and clear of all Liens. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Blocker to issue, sell, or otherwise cause to become outstanding any of its capital stock. The Blocker does not own or have any right to acquire any outstanding capital stock or other equity interests in any Person other than the Company. The Blocker does not currently and never has had any Subsidiaries.

(e)The Blocker has prepared and duly and timely filed all Tax Returns required to be filed by it (taking into account extensions properly obtained).  All Taxes due and payable by the Blocker, whether or not shown or required to be shown on any Tax Return, have been paid in full.  All Tax Returns filed by the Blocker are correct and complete in all material respects.  The Blocker has withheld or collected from each payment made to each of its employees, consultants, contractors, members, creditors, or other third parties, all material amounts of Taxes required to be withheld or collected therefrom, has paid the same to the proper Taxing Authorities and has complied with reporting and recordkeeping requirements with respect thereto in all material respects. No allocations of partnership items to the Blocker will be non-deductible under Section 280G of the Code as a result of the transactions contemplated by this Agreement. There are no Liens upon any of the assets or properties of the Blocker in respect of Taxes, other than Permitted Liens.  There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for any Taxes upon the Blocker. The Blocker has not consented to extend the time, and is not the beneficiary of any extension of time, in which (i) to file any Tax Return covering any Taxes for which the Blocker is or may be liable, (ii) to file any elections, designations or similar filings relating to Taxes for which the Blocker is or may be liable, (iii) the Blocker is required to pay or remit any Taxes or amounts on account of Taxes, or (iv) any Taxing Authority may assess or collect Taxes for which the Blocker is or may be liable.  The Blocker has not received from any Taxing Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.  Schedule 4.7(e) contains a list of all U.S. federal, state and non-U.S. jurisdictions to which the Company files Tax Returns or pays or remits Taxes.  The Blocker has not received from any Taxing Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.  No claim has been made in writing, or to the Company’s Knowledge, any question or inquiry made in writing, by any Taxing Authority in a jurisdiction where the Blocker does not file Tax Returns that the Blocker is or may be subject to taxation by that jurisdiction.  The Blocker has neither distributed the stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.  The Blocker (i) has not been a member of an affiliated group of corporations that filed Tax Returns on a combined, consolidated or unitary basis (other than a group the common parent of which is or was an Acquired Company) and (ii) does not have any liability for Taxes of any Person (other than the Acquired Companies) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise. The Blocker will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Code Section 108(i), or (vi) prepaid amount received on or prior to the Closing Date (other than in the ordinary course of business). The Blocker has not (i) participated or engaged in any “listed transaction” described in Treas. Reg. Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) participated or engaged in any “reportable transaction” within the meaning of Treas. Reg. Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax Law). The Blocker has not requested or received a ruling, technical advice, memorandum or similar ruling or memorandum from any Taxing Authority or signed a closing or other agreement with any Taxing Authority.  Blocker Seller has made available to Buyer true, complete and correct copies of all Tax Returns of the Blocker relating to Taxes since its formation.  Neither the Blocker, nor any other Person on the Blocker’s behalf, has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.  The Blocker is not subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of any transaction contemplated by this Agreement.  The Company is not required to, and does not, pay income Taxes on behalf of the Blocker, whether with composite returns or otherwise.  Since its formation, SP GE VIII-B GD RV Holdings, L.P. has been taxable as a partnership for federal income tax purposes and will be taxable as a partnership as of the effective time of the Restructuring.  No election has been or will be filed to treat SP GE VIII-B GD RV Holdings, L.P. as an association taxable as a corporation for U.S. federal income tax purposes. Any interest deductions claimed by the Blocker on any income Tax Return for the Pre-Closing Tax Period relate to Indebtedness that constitutes valid Indebtedness for income Tax purposes.

Section 4.8Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III AND THIS ARTICLE IV, AS QUALIFIED BY THE SCHEDULES, THE SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED INTERESTS OR BUSINESSES OR ASSETS OF THE COMPANY AND ANY OTHER MATTER WHATSOEVER RELATING TO THE ACQUIRED COMPANIES, AND THE SELLERS SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR

FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH WILL BE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER WILL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH IN THIS ARTICLE IV AND OF THE COMPANY SET FORTH IN ARTICLE III, AS APPLICABLE, AND AS QUALIFIED BY THE SCHEDULES, IN EACH CASE.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER OR PARENT

Buyer or Parent, as applicable, hereby represent and warrant to the Sellers as follows:
Section 5.1Organization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2Authority. Buyer has all necessary power and authority to (i) execute and deliver this Agreement and each Ancillary Document, (ii) consummate the transactions contemplated hereby and the Ancillary Documents and (iii) perform its obligations hereunder and thereunder, to the extent Buyer is or will be a signatory thereto. The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is or will be a signatory and the consummation of the transactions contemplated hereby and thereby and the performance of Buyer’s obligations contemplated hereunder and thereunder have been (and the Ancillary Documents to which Buyer will be a signatory will be) duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its equityholders) on the part of Buyer is necessary to authorize this Agreement and the Ancillary Documents to which Buyer is or will be a signatory or to consummate the transactions contemplated hereby. No vote of Buyer’s equityholders is required to approve this Agreement or for Buyer to consummate the transactions contemplated hereby. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which Buyer is or will be a signatory are or will be) duly and validly executed and delivered by Buyer and constitute a valid, legal and binding agreement of Buyer (assuming that this Agreement has been and the Ancillary Documents to which Buyer is a party will be duly and validly authorized, executed and delivered by each Seller to the extent such Seller is to be a signatory thereto), enforceable against Buyer in accordance with their terms, except (y) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (z) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 5.3Consents and Approvals; No Violations. Assuming the truth and accuracy of the Sellers’ representations and warranties contained in Section 3.5 and the Sellers’ representations and warranties contained in Section 4.3, as applicable, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which Buyer is or will be a signatory or the consummation by Buyer of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) such filings as may be required by any applicable federal or state securities, takeover or “blue sky” Laws, (iii) consents, the failure of which to be made or obtained would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby and (iv) those that may be required as a result of facts of circumstances relating to Sellers, the Company or their respective Affiliates. Neither the execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is or will be a signatory nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of Buyer’s Governing Documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration), or result in the loss of any right or benefit under, or require the consent of any Person and/or payment of additional fees to allow Buyer to continue to enjoy its rights and benefits under any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which Buyer or Buyer’s properties or assets may be bound or any permit it holds, or (c) violate any Order or Law of any Governmental Entity applicable to Buyer or any of Buyer’s properties or assets.

Section 5.4Litigation. There are no Actions pending against or, to Buyer’s Knowledge, threatened against, Buyer that would adversely affect or delay Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 5.5Financing. Buyer has delivered to the Company true, complete and correct copies of the Debt Commitment Letter (it being understood and agreed that any fee letters may be redacted solely with respect to (x) the amount of fees and (y) the economic terms (excluding, for the avoidance of doubt, covenants) of any “market flex” provisions (such redaction to be in a customary manner and shall not extend to any terms that affect the amount or availability of, or impose any additional conditions on, the financing contemplated by the Debt Commitment Letter)). As of the date of this Agreement and assuming satisfaction or waiver of the conditions in Section 7.1 and Section 7.2, and the initial funding of the Debt Financing in accordance with the Debt Commitment Letter, the aggregate proceeds contemplated by the Debt Commitment Letter to be funded on the Closing Date, when funded, together with cash of Parent or Buyer on hand at the Closing, will be sufficient for Buyer to (a) pay the Closing Cash Consideration in accordance with the terms of this Agreement, and (b) pay all fees and expenses and other amounts payable by Buyer in connection with the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is the valid and binding obligation of Buyer and any Affiliates of Buyer party thereto and, to Buyer’s Knowledge, the other parties thereto, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). As of the date of this Agreement, the Debt Commitment Letter has not been amended or otherwise modified in any respect and to Buyer’s Knowledge, no amendment or modification of the Debt Commitment Letter is contemplated or pending (other than customary joinder agreements with respect to additional Financing Sources). There are no side letters or other contractual obligations or arrangements that could affect the availability of the Debt Financing, other than as expressly set forth in the Debt Commitment Letter furnished to the Company pursuant to this Section 5.5. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach under the Debt Commitment Letter on the part of Buyer or any of its Affiliates or, to Buyer’s Knowledge, on the part of any Person. As of the date of this Agreement, the commitment contained in the Debt Commitment Letter has not been terminated, reduced, withdrawn or rescinded in any respect and no such termination, reduction, withdrawal or rescission is contemplated by Buyer or, to Buyer’s Knowledge, the other parties thereto. Buyer has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Commitment Letter that are payable on or prior to the date of this Agreement. There are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Debt Financing, including any condition or other contingency relating to the availability of the Debt Financing pursuant to any “flex” provision, other than as set forth in the Debt Commitment Letter. As of the date of this Agreement and assuming satisfaction of the conditions in Section 7.1 and Section 7.2, Buyer does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Buyer on a timely basis or that the Debt Financing will not be available in full to Buyer at the Closing. Buyer has delivered to the Financing Sources in accordance with the Debt Commitment Letter all Required Information (for this purpose, as defined in the Debt Commitment Letter) that is available as of the date hereof.

Section 5.6Solvency. Buyer is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company. Buyer is Solvent as of the date of this Agreement and, each of Buyer and the Company will, after giving effect to the transactions contemplated by this Agreement, including the payment of the Closing Cash Consideration and the other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, be Solvent at and immediately after the Closing assuming: (a) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions as contemplated by this Agreement, (b) the accuracy as of the Adjustment Time of the representations and warranties set forth in Articles III and IV, (c) the most recent estimates, projections or forecasts of the Company made available to Buyer prior to the Closing Date have been prepared by the Company in good faith based upon assumptions that were and continue to be reasonable, and (d) that the Company will be Solvent immediately prior to the Closing.

Section 5.7Investment Intent. Buyer is acquiring the Purchased Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Purchased Interests in a manner that would violate the registration requirements of the Securities Act.

Section 5.8Brokers. Other than J.P. Morgan Chase & Co. and Duff & Phelps, LLC, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or any of its respective Affiliates for which any Seller, Sellers’ Representative or the Company may become liable (and for the avoidance of doubt, in no event shall any Seller have any liability or obligation in respect of the fees payable to J.P. Morgan Chase & Co. and Duff & Phelps, LLC).

Section 5.9Investigation; No Other Representations.

(a)Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Acquired Companies and the transaction contemplated hereby, which investigation, review and analysis were conducted by Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. Buyer and its Affiliates, officers, directors, employees, consultants, financial advisors, attorneys, accountants or other agents (collectively, “Representatives”) have been provided with full and complete access to the Representatives, properties, offices, plant and other facilities, books and records of the Company and other information that they have requested in connection with their investigation of the Acquired Companies and the transactions contemplated hereby. Buyer acknowledges that, other than the specific representations and warranties expressly set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, including the Ancillary Documents, none of the Sellers, Sellers’ Representative, the Acquired Companies or any of their respective direct or indirect equityholders or Representatives makes or has made, and Buyer is not relying on, any representation or warranty, either express or implied, at law or in equity (w) as to the quality, merchantability, fitness for any particular purpose, conformity to samples or condition of any Acquired Company or any assets or any part thereof, (x) as to the accuracy or completeness of any of the information (financial or otherwise) provided or made available to Buyer or any of its Representatives prior to the execution of this Agreement, (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or made available to Buyer or any of its Representatives, or (z) any other matter whatsoever in any way in connection with or related to the Acquired Companies, this Agreement or the transactions contemplated hereby. Buyer specifically disclaims that it is relying upon or has relied upon any other representations or warranties except as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, including the Ancillary Documents, and acknowledges and agrees that the Company and the Sellers have expressly disclaimed any such other representations or warranties made by them or by any other Person.

(b)None of the Sellers, Sellers’ Representative, the Acquired Companies or any of their respective direct or indirect equityholders or Representatives has made, and will not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Company made available to Buyer, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation will be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including, but not limited to, any offering memorandum or similar materials made available to Buyer and its Representatives are not and will not be deemed to be or to include representations or warranties of any Seller, Sellers’ Representative or any Acquired Company, and are not and will not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the transactions contemplated hereby.

Section 5.10Issuance of the Shares. The Closing Stock Consideration to be issued hereunder will be newly issued, duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens (other than those arising under securities Laws and pursuant to the Equity Agreements), and will not be issued in violation of any preemptive right, purchase option, call option, right of first refusal or similar options or rights or in violation of the Securities Act and any applicable state securities Laws. Parent has and on the Closing Date will have a sufficient number of shares of common stock authorized for issuing the Closing Stock Consideration.

Section 5.11SEC Filings and NYSE Listing.

(a)Parent has filed with the Securities and Exchange Commission (the “SEC”) all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits and all other information incorporated by reference) required to be filed by it with the SEC (the “Parent SEC Documents”), and all amendments thereto. To Buyer’s Knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries. All required statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed. None of Parent’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002, as it may be amended from time to time and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)Except as set forth in Parent SEC Documents, none of Parent and its Subsidiaries is a party to any Contract, a copy of which would be required to be filed with the SEC as an exhibit to an annual report on Form 10-K (collectively, “Parent Material Contracts”). Each Parent Material Contract (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) is valid and binding on Parent or its Subsidiaries that is a party thereto, as applicable, and is in full force and effect, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Except as set forth in the Parent SEC Documents, (i) as of the date of this Agreement, neither Parent nor any of its Subsidiaries has violated or breached, or committed any default under, any Parent Material Contract; (ii) to the Knowledge of Buyer, as of the date of this Agreement, no other Person has violated or breached, or committed any material default under, any Parent Material Contract; and (iii) as of the date of this Agreement no event has occurred and is continuing through actions or inactions of Parent or any of its Subsidiaries that will result in a violation or breach, in any material respect, of any of the provisions of any Parent Material Contract.

(c)The common stock of Parent is listed on the New York Stock Exchange (“NYSE”). Parent is in material compliance with the listing standards of the NYSE. To Buyer’s Knowledge, there are no inquiries or investigations by the NYSE pending or threatened, in each case regarding the Buyer’s compliance with the NYSE listing standards that may reasonably result in suspension of trading or delisting of the Parent’s common stock from the NYSE.

Section 5.12Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLERS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V, AS QUALIFIED BY THE SCHEDULES, BUYER AND PARENT EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESSES OR ASSETS OF BUYER OR PARENT, AND BUYER AND PARENT SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH WILL BE “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND SELLERS WILL RELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF BUYER OR PARENT SET FORTH IN THIS ARTICLE V, AND AS QUALIFIED BY THE SCHEDULES, IN EACH CASE. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NOTHING HEREIN SHALL WAIVE OR RESTRICT ANY CLAIM, CAUSE OF ACTION, AWARD OR

REMEDY WITH RESPECT TO ANY VIOLATION OF SEC RULE 10B-5 OR ANY OTHER APPLICABLE SECURITIES LAW BY BUYER OR PARENT.

ARTICLE VI
COVENANTS

Section 6.1Conduct of Business of the Company.

(a)Except as contemplated by this Agreement (including, for the avoidance of doubt, the Restructuring), from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Sellers will cause the Company to, except as set forth on Schedule 6.1 or as consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), or required in order to comply with any law or Contract, (i) conduct the Company’s business in the ordinary course, and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, businesses and franchises of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

(b)Except for the enforcement of the terms of this Agreement, nothing contained in this Agreement shall otherwise be construed to give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the Sellers shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over the Company’s operations. Further, prior to the Closing, nothing in this Agreement shall prohibit or otherwise restrict the Company from declaring and paying any dividends or distributions of cash and cash equivalents of the Company or from repaying any Indebtedness.

Section 6.2Public Announcements. The Parties shall consult with one another before issuing any press release, or otherwise making any public statements, with respect to the transactions contemplated by this Agreement and no Party shall issue any such press release or make any such public statement prior to obtaining each other Party’s written approval (with respect to the Sellers, such approval to be obtained by the Sellers’ Representative), which approval shall not be unreasonably withheld, delayed or conditioned; provided, that each Party may make any such announcement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of Law, regulation or the rules of any applicable stock exchange, it being understood and agreed that each Party will provide the other Party with copies of any such announcement in advance of such issuance, to the extent practicable under the circumstances and shall consider in good faith any comments thereto made by the other Party.

Section 6.3Access to Information. From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which any Seller or the Company may be subject, the Sellers will cause the Company to provide to Buyer and its authorized Representatives during normal business hours reasonable access to all books and records, properties, assets, and real property of the Company (in a manner so as to not interfere with the normal business operations of the Company); provided, however, that any such access shall be conducted at Buyer’s sole expense under the supervision of the Company’s personnel. All of such information will be treated as confidential information pursuant to the terms of the Confidentiality Agreement. All requests for such access shall be directed to Don Clark and such additional Persons designated by the Company in writing to Buyer (collectively, the “Designated Contacts”). Other than the Designated Contacts, or otherwise in the ordinary course of business unrelated to the transactions contemplated hereby or Buyer’s acquisition of the Company, neither Buyer nor any of its Affiliates or any of their respective representatives shall contact any employee, customer, supplier, landlord, lender or other material business relation of the Company without the prior written consent of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Buyer or its Representatives regarding the Company’s entry into or conducting of a sale process prior to the execution of this Agreement or other information, if such disclosure would, in the reasonable discretion of Sellers’ Representative, (a) jeopardize any attorney-client or other legal privilege or (b) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. Buyer acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

Section 6.4Documents and Information. After the Closing Date, Buyer will, and will cause the Company to, until the sixth (6th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by any Seller (at such Seller’s expense) during normal business hours of the Company upon reasonable request and upon reasonable notice. Buyer shall not be obligated to provide any Seller with access to any books or records (including personnel files) pursuant to this Section 6.4 where such access would violate any Law or jeopardize any attorney-client or other legal privilege. As a condition to making any such information available to Sellers, such Seller shall enter into such confidentiality or other nondisclosure arrangements as may be reasonably requested by Buyer to protect the disclosure of such information. No such books, records or documents that may be relevant to any legal, regulatory or Tax audit, investigation, inquiry, or requirement will be destroyed after the sixth (6th) anniversary of the Closing Date by Buyer or the Company without first advising the Sellers in writing and giving the Sellers a reasonable opportunity to obtain possession thereof.

Section 6.5Necessary Consents. From the date hereof until the Closing, the Sellers shall, or shall cause the Company to, use their respective commercially reasonable efforts to obtain prior to the Closing such consents of third parties and to give notices to third parties to avoid the breach or termination of any Contract that is listed on Schedule 3.7(a) to which the Company is a party. Notwithstanding the preceding sentence, none of the Sellers or the Company shall be required to pay, or commit to pay, any money or other consideration or incur any liability or other obligation as part of their efforts to obtain such consents, and the failure to obtain any such consent shall not result in the failure of any of the conditions to the Closing set forth in Article VII.

Section 6.6Governmental Approvals.

(a)Subject to the terms and conditions herein provided, each Party will use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article VII hereof). Each Party will use reasonable best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated hereby, including obtaining all requisite approvals and authorizations for the transactions contemplated hereby under the HSR Act and other applicable Laws (including under any applicable foreign Law relating to antitrust, competition or merger matters (“Foreign Competition Laws”)). All costs incurred by a Party in connection with obtaining such consents shall be paid by such Party, except that Buyer shall be responsible for the payment of all of the filing fees payable in connection with the filing of the applicable Notification and Report Forms under the

HSR Act pursuant to this Section 6.6(a) and in connection with filings under the Foreign Competition Laws. Each Party will make, as promptly as practicable (and in any event, within three (3) Business Days following the date hereof), an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and will supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act and the Foreign Competition Laws, and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, including by requesting early termination of the waiting period provided for in the HSR Act.

(b)In furtherance and not in limitation of the provisions of Section 6.6(a), Buyer shall, and shall cause its Affiliates to, promptly take any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act and the Foreign Competition Laws that may be required by any Governmental Entity, in each case, with competent jurisdiction, so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as practicable, including (i) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting), by Order, consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, disposition or hold separate of such assets or businesses of Buyer, the Company or any of their respective Subsidiaries or Affiliates, or otherwise offering to take or offering to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of Buyer, the Company or any of their respective Subsidiaries or Affiliates) to the extent legally permissible, and if the offer is accepted, taking or committing to take such action; (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of Buyer, the Company or any of their respective Subsidiaries or Affiliates; (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of Buyer, the Company or any of their respective Subsidiaries or Affiliates; and (iv) entering or offering to enter into agreements and stipulating to the entry of an Order or filing appropriate applications with any Governmental Entity in connection with any of the actions contemplated by the foregoing clauses (i) through (iii) (provided, that the Company shall be obligated to take any such action unless the taking of such action is expressly conditioned upon the Closing and the consummation of the transactions contemplated hereby), in each case, as may be necessary, required or advisable in order to obtain clearance under the HSR Act and the Foreign Competition Laws, to avoid the entry of, or to effect the dissolution of or to vacate or lift, any Order (whether temporary, preliminary or permanent) that would otherwise have the effect of restraining, preventing or delaying the consummation of the transactions contemplated hereby, or to avoid the commencement of any Action that seeks to prohibit the transactions contemplated by this Agreement. In the event that any Governmental Entity requires the divestiture or the holding separate by Buyer, the Company or any of their respective Subsidiaries or Affiliates or of any assets or businesses thereof, no adjustment shall be made to the Purchase Price and Buyer shall be required to divest such assets and businesses, or hold them separate, as the case may be, following the Closing.

(c)In the event any Action by or before any Governmental Entity or other Person is commenced which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such Action. Each of the Parties shall promptly notify the other Parties of any material communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed material communication by such Party to any Governmental Entity, but, for the avoidance of doubt, not including any interactions between such Party and such Governmental Entity in the ordinary course of business (unrelated to the transactions contemplated hereby) and any disclosure which is not permitted by applicable Law. No Party to this Agreement shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity and by applicable Law, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby, but, for the avoidance of doubt, not including any interactions between such Party and such Governmental Entity in the ordinary course of business (unrelated to the transactions contemplated hereby) and any disclosure which is not permitted by applicable Law.

Section 6.7Indemnification; Directors’ and Officers’ Insurance.

(a)For a period of six (6) years following the Closing Date, Buyer shall not (and shall cause the Acquired Companies not to) amend, repeal or modify the indemnification and liability limitation or exculpation provisions of the Acquired Companies’ Governing Documents in any manner that would adversely affect the rights thereunder of any individual who, as of the Closing Date or at any time prior to the Closing Date, is or was a manager, director, officer, employee or agent of any Acquired Company, unless such modification is required by applicable Law. Subject to the preceding sentence, Buyer agrees (i) that all rights to indemnification or exculpation now existing in favor of the current or former managers, directors, officers, employees and agents of any Acquired Company (each, an “Indemnitee”), as provided in such Acquired Company’s Governing Documents with respect to any matters occurring on or prior to the Closing Date, will survive the transactions contemplated by this Agreement and will continue in full force and effect, (ii) that it will cause the Acquired Companies to perform and discharge their respective obligations to provide such indemnity and exculpation, (iii) to the fullest extent provided for in such Governing Documents, such indemnification will be mandatory rather than permissive, and, (iv) after the Closing, Buyer will cause the Acquired Companies to advance expenses in connection with such indemnification to the fullest extent provided in such Acquired Company’s Governing Documents.

(b)Contemporaneously with the Closing, the Company will, and Buyer will cause the Company to, purchase and maintain in effect, without any lapses in coverage, a “tail” policy providing directors’ and officers’, employment practices liability and fiduciary liability insurance coverage for the benefit of those Persons who are covered by the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Company’s current directors’ and officers’ liability insurance policies. The premium for such “tail” policy shall be paid by Buyer when due and shall not constitute a Seller Expense hereunder.

(c)Buyer hereby acknowledges that the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Sellers and their Affiliates (other than the Company and Subsidiaries) (collectively, the “Seller Indemnitors”). Buyer hereby agrees that from and after the Closing Date (i) the Company, the Subsidiaries and any of their successors or assigns are the indemnitors of first resort (i.e., its obligations to Indemnitees are primary and any obligation of the Seller Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Indemnitee are secondary), (ii) the Company, the Subsidiaries and any of their successors or assigns shall be required to advance the full amount of expenses incurred by any Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Governing Documents of the Company or any Subsidiary (or any other agreement between the Company or any Subsidiary and any Indemnitee), without regard to any rights an Indemnitee may have against the Seller Indemnitors and (iii) it irrevocably waives, relinquishes and releases the Seller Indemnitors from any and all claims against the Seller Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Buyer further agrees that no advancement or payment by the Seller Indemnitors on behalf of an Indemnitee with respect to any claim for which an Indemnitee has sought indemnification from the Company shall affect the foregoing and the Seller Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of an Indemnitee against the Company. Buyer agrees that the Seller Indemnitors are express third party beneficiaries of the terms of this Section 6.7(c).

(d)Buyer covenants, for itself and its successors and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current directors or managers of any Acquired Company, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby.

(e)The present and former (each determined as of the Closing Date) directors, managers, officers, employees and agents of each Acquired Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.7 are intended to be third party beneficiaries of this Section 6.7, and no such Person shall be obligated to seek contribution from any other Person who may have an obligation to indemnify such Person for any matter with respect to which such covered Person is entitled to indemnification from any Acquired Company by virtue of this Section 6.7. The obligations of Buyer and the Company under this Section 6.7 shall not be terminated or modified in such a manner as to adversely affect any director, manager, officer, employee or agent to whom this Section 6.7 applies without the consent of such affected director, manager, officer, employee or agent. This Section 6.7 will survive the consummation of the transactions contemplated hereby and will be binding on all successors and assigns of Buyer.

Section 6.8Employee Benefit Matters. During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date or, if earlier, until the applicable employee ceases to be employed by the Company immediately following the Closing, Buyer will cause the Company to provide employees of the Company actively employed by the Company as of the Closing and who continue to be employed by the Company with (a) substantially similar base wages or base salary, as applicable, and cash bonus opportunities as were provided to such employees immediately prior to the Closing Date and (b) employee benefits (other than equity-based arrangements, defined benefit pension plans, or retiree welfare benefits, or retention or change in control compensation or benefits, including, without limitation, the Stock Tracking Unit Agreements) that are substantially similar in the aggregate to the employee benefits that were provided to such employees immediately prior to the Closing Date. Buyer further agrees that, from and after the Closing Date, Buyer will cause the Company to grant all of its employees credit for any service with the Company earned prior to the Closing Date (i) for eligibility to participate and vesting purposes (but not for purposes of benefit accruals under a defined benefit plan or vesting pursuant to equity incentive plans) and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or any of its Subsidiaries, including the Company on or after the Closing Date (the “New Plans”). In addition, to the extent that Buyer or its Affiliates modifies any coverage or benefit plans covering employees of the Company that provide benefits similar to an Employee Benefit Plan during the plan year that includes the Closing, Buyer will (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plan to the extent waived or satisfied by an employee under the similar Employee Benefit Plan as of the Closing Date and (B) cause, with respect to any New Plan that is a group health plan, any deductible, co-insurance and covered out-of-pocket expenses paid on or for that portion of the group health plan year before the Closing Date by any employee (or covered dependent thereof) of the Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any such New Plan in the year of initial participation (without duplication for the same period of coverage), except to the extent the consent of a third party, such as an insurer, is required and such consent cannot be obtained through commercially reasonable efforts. Nothing contained herein, express or implied, (x) is intended to confer upon any employee of the Company any right to continued employment for any period or continued receipt of any specific employee benefit, or will constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan, (y) shall, subject to compliance with the foregoing provisions of this Section 6.8, alter or limit Buyer’s or the Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement, or (z) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third party beneficiary of this Agreement.

Section 6.9Sellers’ Representative.

(a)Each Seller hereby irrevocably appoints Sellers’ Representative as the sole representative of the Sellers to act as the agent and on behalf of such Sellers regarding any matter relating to or under this Agreement, the Escrow Agreement or the other Ancillary Documents (collectively, the “SR Agreements”), and Sellers’ Representative shall have full power and authority on each Seller’s behalf concerning, without limitation, (i) making decisions with respect to the determination of Final Purchase Price, Closing Working Capital, Closing Cash, Closing Indebtedness, Closing Seller Expenses and other matters under Section 2.6(d); (ii) determining whether the conditions to closing in Article VII have been satisfied and supervising the Closing, including waiving any condition, as determined by Sellers’ Representative, in its sole discretion; (iii) taking any action that may be necessary or desirable, as determined by Sellers’ Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with Article VIII or any other SR Agreement; (iv) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 10.2 or any other SR Agreement; (v) accepting notices on behalf of the Sellers in accordance with Section 10.5 or any other SR Agreement; (vi) executing and delivering, on behalf of the Sellers, any and all notices, documents or certificates to be executed by the Sellers, in connection with the SR Agreements and the transactions contemplated thereby; and (vii) granting any consent, waiver or approval on behalf of the Sellers under the SR Agreements. As the representative of the Sellers under the SR Agreements, Sellers’ Representative shall act as the agent for all Sellers, shall have authority to bind each such Person in accordance with the SR Agreements, and Buyer may conclusively rely on such appointment and authority in all respects. Buyer may conclusively rely upon, without independent verification or investigation, all decisions made by Sellers’ Representative in connection with the SR Agreements in writing and signed by an authorized person of Sellers’ Representative. All decisions and actions by Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(b)Each Seller acknowledges and agrees that Sellers’ Representative shall retain the Seller Reserve Amount for the purpose of paying any fees, costs and expenses incurred by Sellers’ Representative in connection with the performance of its obligations under this Agreement and each of the documents to be executed in connection with the transactions contemplated hereby. Each Seller further acknowledges and agrees that Sellers’ Representative shall have the right, but not the obligation, exercisable in its sole discretion, to distribute to any Seller at any time such Seller’s pro rata portion of the Seller Reserve Amount upon the delivery by such Seller to Sellers’ Representative (in favor of Sellers’ Representative on behalf of such Seller) of (i) a letter of credit or (ii) a written undertaking, in either case, in support of such Seller’s obligations hereunder and with such form and substance acceptable to Sellers’ Representative, in its sole discretion. Notwithstanding the foregoing, each of the Sellers acknowledges and agrees that there can be no assurances that any of the Seller Reserve Amount will be paid or disbursed to the Sellers.

(c)Sellers’ Representative shall be entitled to retain counsel and to incur such fees, costs and expenses as Sellers’ Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement and each of the documents to be executed in connection with the transactions contemplated hereby. Sellers’ Representative shall be reimbursed for all such fees, costs and expenses (including reasonable attorneys’ fees, costs and expenses) first from the Seller Reserve Amount and, to the extent that such fees, costs and expenses exceed such amount, then on a pro rata basis from the Sellers. Each Seller agrees to indemnify Sellers’ Representative and its partners, members, officers, directors, employees, agents and other representatives for its respective pro rata share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including the reasonable fees and expenses of any legal counsel retained by Sellers’ Representative) or disbursements of any kind or nature whatsoever which may at any time be imposed on, or incurred by or asserted against Sellers’ Representative or any of its Affiliates, partners, members, officers, directors, employees, agents and other representatives in any way relating to or arising out of or in connection with the acceptance or administration of Sellers’ Representative’s duties hereunder or the Escrow Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Seller shall be liable for any of the foregoing to the extent they arise from Sellers’ Representative’s fraud or willful misconduct as may be determined in a final, non-appealable order of a court of competent jurisdiction.

(d)Each Seller hereby appoints Sellers’ Representative as such Seller’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Seller’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by the SR Agreements, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of the Company Interests or Blocker Interests, as applicable, as fully to all intents and purposes as such Seller might or could do in person.

(e)Sellers’ Representative, in its capacity as Sellers’ Representative, shall have no liability to Buyer for any default under this Agreement by any other Seller. Except for fraud or willful misconduct on its part as may be determined in a final, non-appealable order of a court of competent jurisdiction, Sellers’ Representative shall have no liability to any other Seller under this Agreement for any action or omission by Sellers’ Representative on behalf of the other Sellers.

Section 6.10Restructuring. Prior to the Closing, SP GE VIII-B GD RV Holdings, L.P. shall distribute a portion of the Company Interests owned by it to its limited partner, Blocker Seller, in redemption of such partner’s ownership interest therein (such redemption, together with any modifications made pursuant to the following sentences of this Section 6.10, collectively the “Restructuring”). The Acquired Companies and the Sellers may modify the transaction set forth in the preceding sentence, provided that no such modification shall (a) impair or materially delay consummation of the Purchase or the other transactions contemplated hereby, (b) cause or result in any material breach of any representation or warranty of the Company or any Seller made in this Agreement or (c) increase any liability of Buyer or any Acquired Company as compared to the transactions set forth in the preceding sentence (including, without limitation, any liability for Taxes). The Sellers shall notify Buyer promptly of any changes to the Restructuring reasonably in advance of effecting any modified step of the Restructuring and shall consider in good faith any comments received from Buyer.

Section 6.11Obligations in Respect of Debt Financing.

(a)Prior to the Closing, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, use reasonable best efforts to provide all cooperation in connection with the arrangement of the Debt Financing as is reasonably requested by Buyer. Such assistance shall include, but not be limited to, the following: (i) participation in, and assistance with, the Marketing Efforts (insofar as they relate to the Company) related to the Debt Financing; (ii) participation by senior management of the Company in, and assistance with, the preparation of a reasonable number of rating agency presentations and a reasonable number of meetings (or calls in lieu of meetings) with rating agencies; (iii) timely delivery to Buyer of the Financing Information and all other readily available pertinent financial information relating to the Company as may be reasonably requested by Buyer in connection with the Debt Financing; (iv) taking such actions as are reasonably requested by Buyer to facilitate the satisfaction on a timely basis of the conditions precedent to obtaining the Debt Financing set forth in paragraphs (1), (8) and (10) of Exhibit D to the Debt Commitment Letter (insofar as such conditions relate to the Company); (v) requesting from the Company’s existing lenders customary payoff letters, lien terminations or other instruments of termination or discharge in respect of Indebtedness of the Company contemplated by this Agreement to be repaid at Closing; and (vi) in the case of managers of the Company that will continue to be managers of the Company following the Closing, taking customary actions in such capacity (subject to applicable fiduciary duties) to approve the Debt Financing. The Company further agrees to supplement reasonably promptly the information provided by the Company pursuant to this Section 6.11 to the extent that such information, to the Knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading in any material respect. Notwithstanding the foregoing or any other provision of this Agreement to the contrary: (A) such requested cooperation shall not unreasonably interfere with the business or the ongoing operations of the Company or any of its Affiliates; (B) nothing in this Section 6.11 shall require cooperation to the extent that it would (1) cause any condition to the Closing set forth in this Agreement to not be satisfied or otherwise cause any breach of this Agreement or (2) reasonably be expected to conflict with or violate the Company’s or any of its Affiliates’ respective organizational documents or any requirement of law, or result in the contravention of, or result in a violation or breach of, or default under, any Material Contract; (C) prior to the Closing, neither the Company nor any of its Related Persons shall be required to pay any commitment or other fee or incur, or take any action that would reasonably be expected to result in the incurrence of, any other liability or obligation or provide any indemnity in connection with the Debt Financing; (D) none of the Company or its Related Persons shall be required to execute or enter into, perform or authorize any agreement, instrument or document (other than, subject to the limitations specified above, customary authorization letters) relating to the Debt Financing that is not contingent upon the Closing or that would be effective prior to the Closing Date; and (E) nothing shall obligate the Company to provide, or cause to be provided, any legal opinion by its counsel (provided, however, that (subject to the limitations in the foregoing clauses (A) - (D) and the remainder of this clause (E)) the Company or its Representatives shall use their reasonable best efforts to provide, or cause to be provided, customary backup documentation for legal opinions that are required in connection with the Debt Financing to the extent reasonably requested by Buyer), or to provide any information or take any action to the extent it would result in a violation of applicable requirements of law. The Company hereby consents to the customary use of its corporate logos in the Marketing Material in connection with the Debt Financing; provided, that such corporate logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company.

(b)The Company and the Sellers shall not have any liability to Buyer in respect of any financial information or data or other information provided pursuant to this Section 6.11. Buyer shall indemnify, defend and hold harmless each of the Company and the Seller Related Persons and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the performance of the Company’s obligations under this Section 6.11 and any information utilized in connection therewith, except to the extent such liabilities or obligations arose out of or resulted from (i) information provided by or on behalf of the Company, the Sellers, their respective Representatives or their respective Related Persons or (ii) the gross negligence, fraud, bad faith, willful misconduct or intentional misrepresentation or breach of this Agreement by the Company, the Sellers, their respective Representatives or any of their respective Related Persons. Buyer shall, within thirty (30) days following written request by the Company accompanied by supporting documentation therefor, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company (including those of its Representatives) during the period from the date hereof through the date of such request in connection with the cooperation required by this Section 6.11.

(c)Buyer shall (i) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including, to the extent required in accordance with the terms thereof, compliance with any exercise of any “flex” provisions contained therein), including using reasonable best efforts to (A) satisfy on a timely basis all conditions precedent to funding applicable to Buyer in the Debt Commitment Letter and the Financing Agreements and, upon the satisfaction (or waiver) of all of the conditions set forth in Section 7.1 and Section 7.2, to consummate the Debt Financing no later than the Closing Date, and (B) maintain in full force and effect the Debt Commitment Letter until the funding of the Debt Financing and to negotiate, execute and deliver the Financing Agreements consistent with the terms and conditions contemplated by the Debt Commitment Letter (subject to any applicable “flex” provisions) or, if applicable, on terms that are no less favorable to Buyer than the terms contained in the Debt Commitment Letter (after taking into account any “flex” provisions contained therein), (ii) upon the satisfaction or, if deemed advisable by Parent, waiver of all conditions precedent to funding in the Debt Commitment Letter, enforce the obligations of the Financing Sources to fund the Debt Financing, and (iii) comply in all material respects with its obligations under the Debt Commitment Letter and the Financing Agreements, to the extent within its control. Upon the reasonable request of the Company, Buyer shall reasonably promptly update the Company in reasonable detail with respect any material developments concerning the status of the Debt Financing. Buyer shall provide the Company, upon reasonable request, with copies of any Financing Agreements and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter

(subject to any applicable “flex” provisions), (A) Buyer shall notify the Company, and (B) Buyer shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing in an amount not less than the Debt Financing reflected in the Debt Commitment Letter (the “Alternative Financing”), upon terms and conditions no less favorable in any respect to Buyer than the terms and conditions set forth in the Debt Commitment Letter (including with respect to the matters described in clauses (w) through (z) hereof). Buyer shall deliver copies of the commitment letters and related fee letters documenting the Alternative Financing (the “Alternative Debt Commitment Letter”) (which fee letters may be redacted solely with respect to (x) the amount of fees and (y) the economic terms (excluding, for the avoidance of doubt, covenants) of any “market flex” provisions (such redaction to be in a customary manner and shall not extend to any terms that affect the amount or availability of, or impose any additional conditions on, the financing contemplated by the Alternative Debt Commitment Letter)) to the Company upon execution thereof. Such Alternative Financing shall be deemed to be a part of the “Debt Financing” and the Alternative Debt Commitment Letter shall be deemed a “Debt Commitment Letter” for all purposes of this Agreement. Buyer shall not permit or consent to (1) any amendment, supplement or modification to, or any waiver of any provision under, the Debt Commitment Letter if such amendment, supplement, modification or waiver (w) imposes new or additional conditions, or otherwise expands any of the conditions, to the initial funding of the Debt Financing at Closing in a manner that would make such conditions more onerous than those set forth therein on the date hereof, (x) would reasonably be expected to materially and adversely impact the ability of Buyer to enforce its rights against the other parties to the Debt Commitment Letter, (y) would reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, or (z) would reduce the aggregate cash amount of the Debt Financing to an amount that, when taken together with other funds available to Buyer, is not sufficient to pay the aggregate Closing Cash Consideration to be paid by Buyer at the Closing and all other amounts required to be paid by Buyer at the Closing in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Buyer required to be paid at the Closing in connection therewith; provided, that, notwithstanding anything in this Agreement to the contrary, Buyer may replace or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof, or (2) early termination of the Debt Commitment Letter (other than in connection with (and solely to the extent replaced by) Alternative Financing). Buyer shall furnish to the Company a copy of any amendment, modification or waiver of the Debt Commitment Letter following execution thereof, in each case, to the extent entered into prior to the Closing; provided, that amendments to fee letters may be redacted to the same extent as the fee letters may be redacted under Section 5.5. Buyer shall promptly notify the Company in writing (I) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Debt Commitment Letter or any Financing Agreement of which Buyer obtains knowledge, (II) of the receipt by Buyer or any of its Related Persons or Representatives of any written notice or other written communication from any Financing Source with respect to any actual, threatened or alleged material breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Financing Agreement or any provision of the Debt Financing contemplated pursuant to the Debt Commitment Letter or any Financing Agreement (including any proposal by any Financing Source to withdraw, terminate or make a material change in the terms of (including the amount of Debt Financing contemplated by) the Debt Commitment Letter), (III) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the Financing Agreements and (IV) of the termination or expiration prior to Closing of the Debt Commitment Letter or any Financing Agreement. As soon as reasonably practicable, Buyer shall provide any material information reasonably requested by the Company relating to any of the circumstances referred to in this Section 6.11.

Section 6.12Transactions with Affiliates. Prior to the Closing, the Company shall terminate all related party transactions set forth on Schedule 6.12 other than employee participation in Employee Benefit Plans, and all interest holder, member, shareholder, management and members’, operating agreements or similar agreements relating to the Company or the Purchased Company Interests such that, as of the Closing Date, the Company shall not have any liability or obligation thereunder (or in respect thereof).

Section 6.13Reporting Requirements. From the date of this Agreement until the one year anniversary of the Closing Date, the Sellers and, with respect to the period prior to the Closing Date, the Company, agree to provide such assistance with the Reporting Requirements as is reasonably requested by Buyer. Such assistance shall include, but not be limited to, the following: (a) participation by senior management of the Company in, and assistance with, the preparation of Buyer’s, and following the Adjustment Time, the Company’s, financial statements, including pro forma financial statements and reviewed financial statements of the Company with respect to the nine-month period ended September 30, 2016 and the comparative nine-month period ended September 30, 2015 and the audited financial statements of the Company with respect to the fiscal years ended 2015, 2014, and 2013 (b) using commercially reasonable efforts to cause the Company’s independent auditors to cooperate with the Reporting Requirements, including, without limitation, the delivery of customary authorization letters, confirmation and undertakings and (c) using commercially reasonable efforts to take such other actions and provide such other information as is necessary for Buyer to comply with the Reporting Requirements, including filing Form 8-K with respect to the transactions contemplated in this Agreement.

Section 6.14Exclusivity. Prior to the Closing, Sellers, the Company and the Affiliates, agents and representatives of the Company and Sellers, in each case, acting on the Company’s or the Sellers’ behalf, as applicable, shall not, directly or through an intermediary: (a) solicit, initiate or encourage the submission of any Acquisition Proposal with respect to the Company; (b) enter into any agreement with respect to any Acquisition Proposal with respect to the Company; or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal with respect to the Company or its business. The Parties agree that the unsolicited receipt of an Acquisition Proposal by the Company, the Sellers or any of their respective officers, directors, governors, managers, employees, attorneys or other agents or representatives shall not constitute a breach of this Section 6.14.

Section 6.15Section 280G Matters. Prior to the Closing Date, the Sellers’ Representative and the Company will submit to a vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1)) to receive any payment that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A)(i) of the Code) and as to which such individual waives his or her rights as described in the following sentence in a manner that satisfies the shareholder approval requirements of Section 280G(b)(5) of the Code and any regulations promulgated thereunder to the extent necessary to cause any such payment not to constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. To the extent that any such “disqualified individual” has the right to receive payments that could constitute “parachute payments” and elects to waive such rights, the Company will obtain waivers of such rights prior to soliciting the vote described in the immediately preceding sentence such that the vote will, if successful, establish each “disqualified individual’s” right to the payment. The Sellers’ Representative and the Company will provide, or cause to be provided, to the Buyer a draft of all shareholder vote related documents, including, but not limited to, any disclosure documents and “disqualified individual” waiver. The Sellers’ Representative and the Company will incorporate any reasonable comments that are made by Buyer. The Parties agree that the reasonable attorneys’ fees associated with the Company’s compliance with this Section 6.15 shall be paid by Buyer, up to a maximum of $20,000, and not be included as a Seller Expense. Any amounts in excess of $20,000 shall be included as a Seller Expense hereunder.

ARTICLE VII
CONDITIONS TO CONSUMMATION OF THE
TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1Conditions to the Obligations of the Parties. The respective obligations of Buyer and the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a)any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement will have expired or been terminated; and

(b)no Law or Order issued by any Governmental Entity preventing the consummation of the Restructuring or the Purchase will be in effect; provided, that Buyer or the Sellers, whichever alleges that the condition set forth in this Section 7.1(b) has not been satisfied, has fully complied with Section 6.6 in respect of such injunction or other order or the commencement of any such proceeding or lawsuit.

Section 7.2Other Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer of the following further conditions:

(a)(i) each of the representations and warranties of the Company contained in Section 3.1 (Organization and Qualification), Section 3.2 (Capitalization) and Section 3.3 (Authority) shall be true and correct in all material respects, and (ii) each of the representations and warranties of the Company contained in Article III of this Agreement other than those listed in clause (i) of this Section 7.2(a) (without giving effect to any “materiality” or Material Adverse Effect qualification or exception contained therein) shall be true and correct in all respects, in each case as of the Closing with the same force and effect as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same will continue on the Closing Date to be true and correct as of the specified date, except, in the case of clause (ii) of this Section 7.2(a), where the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect;

(b)(i) each of the representations and warranties of the Sellers contained in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.6 (Purchased Interests) and Section 4.7(d) (Blocker Capitalization) shall be true and correct in all material respects, and (ii) each of the representations and warranties of the Sellers contained in Article IV of this Agreement other than those listed in clause (i) of this Section 7.2(b) that are qualified by materiality shall be true and correct in all respects, in each case as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same will continue on the Closing Date to be true and correct as of the specified date, except, in the case of clause (ii) of this Section 7.2(b), where the failure of such representations and warranties to be so true and correct does not have a Material Adverse Effect;

(c)since the date of this Agreement, there shall not have been a Material Adverse Effect;

(d)the Company and the Sellers will have performed and complied in all material respects with all covenants required to be performed or complied with by the Company or the Sellers, as applicable, under this Agreement on or prior to the Closing Date;

(e)the Company and the Sellers’ Representative, on behalf of the Sellers, will have delivered to Buyer certificates of an authorized officer of the Company and Sellers’ Representative, as applicable, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b), as applicable, and Section 7.2(d) have been satisfied; and

(f)the Company and the Sellers will have delivered to Buyer the deliveries set forth in Section 2.5(a).

Section 7.3Other Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction or, if permitted by applicable Law, waiver by the Sellers of the following further conditions:

(a)(i) each of the representations and warranties of Buyer contained in Sections 5.1 (Organization) and 5.2 (Authority) shall be true and correct in all material respects, and (ii) each of the representations and warranties of Buyer set forth in Article V of this Agreement other than those listed in clause (i) of this Section 7.3(a) that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of the Sellers set forth in Article V that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same will continue on the Closing Date to be true and correct as of the specified date, except, in the case of clause (ii) of this Section 7.3(a), where the failure of such representations and warranties to be so true and correct does not have a material adverse effect on Buyer or its Affiliates, taken as a whole, nor otherwise prevent or materially delay the consummation of the transactions set forth in this Agreement;

(b)Buyer will have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date;

(c)Buyer will have delivered to Sellers’ Representative a certificate of an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d)Buyer will have delivered to the Sellers’ Representative the deliveries set forth in Section 2.5(b).

Section 7.4Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.6.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

Section 8.1Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)by mutual written consent of Buyer, Sellers’ Representative and the Company;

(b)by Buyer, if any of the representations or warranties of the Company or the Sellers set forth in Article III or Article IV is not true and correct or if the Sellers or the Company has failed to perform or comply with any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that a condition to Closing set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(d) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform or comply with any covenant or agreement, as applicable, are not cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is 20 days after written notice thereof is delivered to the Sellers’ Representative; provided, that Buyer is not then in breach of any representation, warranty or covenant set forth in this Agreement, which breach causes or would reasonably be expected to cause a condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) to fail to be satisfied;

(c)by the Sellers’ Representative (on behalf of all Sellers and the Company), if any of the representations or warranties of Buyer set forth in Article V is not true and correct or if Buyer has failed to perform or comply with any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing), in each case, such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform or comply with any covenant or agreement, as applicable, are not cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is 20 days after written notice thereof is delivered to Buyer; provided, that neither the Sellers nor the Company is then in breach of any representation, warranty or covenant set forth in this Agreement, which breach causes or would reasonably be expected to cause any of the conditions set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(d) to fail to be satisfied; and provided further, that such 20-day cure period will not apply to any failure by Buyer to consummate the Closing as required by Section 2.4;

(d)by the Sellers’ Representative (on behalf of all Sellers and the Company) if (i) the conditions to the obligations of Buyer to consummate the Closing set forth in Section 7.1 and Section 7.2 were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their nature can only be satisfied at the Closing or the failure of which to be satisfied is due in any material part to a breach by Buyer of this Agreement) and (ii) Buyer fails to consummate the Closing by the later of (a) the date the Closing should have been consummated pursuant to Section 2.4 and (b) two (2) Business Days after the Sellers’ Representative provides written notice to Buyer that the conditions to the obligations of the Sellers to consummate the transactions contemplated by this Agreement set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their nature can only be satisfied at the Closing) or that the Sellers’ Representative is willing to waive such unsatisfied conditions and that the Sellers are ready, willing and able to consummate the Closing; or

(e)by the Sellers’ Representative (on behalf of all Sellers and the Company) or Buyer, if the transactions contemplated by this Agreement are not consummated on or prior to February 3, 2017 (the

“Termination Date”) and the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) is not in breach of any representation, warranty or covenant set forth in this Agreement, which breach causes or would be reasonably expected to cause of any of the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.3(a) or Section 7.3(b) to fail to be satisfied; provided that, if the Marketing Period shall have begun but not been completed by the Termination Date, then the Termination Date shall be extended to the Business Day immediately following the last day of the Marketing Period.

The Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other Party.
Section 8.2Effect of Termination.

(a)In the event of termination of this Agreement, by either Buyer or the Sellers’ Representative in accordance herewith, the provisions of this Agreement will immediately become void and of no further force or effect except (i) nothing herein will relieve Buyer or Company from any liability or damages to the other for any Willful Breach by Buyer or the Company of their respective covenants or agreements set forth in this Agreement and (ii) that the Confidentiality Agreement and the provisions of Section 6.2 (Public Announcements), this Section 8.2 (Effect of Termination), Section 10.4 (Entire Agreement; Assignment), Section 10.5 (Notices), Section 10.7 (Governing Law), Section 10.8 (Fees and Expenses), Section 10.9 (Interpretation), Section 10.10 (Exhibits and Schedules), Section 10.11 (Parties in Interest), Section 10.12 (Severability), Section 10.14 (No Recourse), Section 10.15 (Waiver of Jury Trial), Section 10.16 (Jurisdiction and Venue), Section 10.17 (Specific Performance), Section 10.18 (Waiver of Conflicts), Section 10.19 (No Recourse to Financing Sources) and Section 10.21 (Parent Guaranty) of this Agreement shall survive the termination hereof.

(b)If (i) the Sellers’ Representative terminates this Agreement pursuant to Section 8.1(c), or Section 8.1(d) or (ii) this Agreement is terminated by any Party at a time when the Sellers’ Representative would be entitled to terminate this Agreement pursuant to Section 8.1(c) or Section 8.1(d) (in each case, without giving effect to any notice requirement or cure period set forth therein), then, the Parties agree that the Company and the Sellers shall have suffered a loss and value of an incalculable nature and amount, unrecoverable in Law, and Buyer shall pay to Sellers (or the Company, if so directed by the Sellers’ Representative) a fee of $35,000,000.00 (the “Buyer Termination Fee”) as liquidated damages, it being understood that in no event shall Buyer be required to pay the Buyer Termination Fee on more than one occasion. The Buyer Termination Fee shall be payable in immediately available funds by wire transfer (to an account designated by the Sellers’ Representative) no later than three (3) Business Days after such termination. Solely for purposes of establishing the basis for the amount of the Buyer Termination Fee, it is agreed that the Buyer Termination Fee is not a penalty, but is liquidated damages (in the event it is paid) in a reasonable amount to compensate the Sellers and the Company in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be difficult to calculate with any precision.

(c)Notwithstanding anything to the contrary in this Agreement and except to the extent that specific performance is available under Section 10.17, the Sellers’ right to receive payment of the Buyer Termination Fee, together with any indemnification or reimbursement pursuant to Section 6.11(b) and Section 8.2(d) (collectively, the “Recoverable Amounts”) shall be the sole and exclusive remedy of the Company or the Sellers or any of their respective Affiliates, whether or not the Sellers shall have terminated this Agreement, against Buyer, its Affiliates or any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, members, managers, general or limited partners or assignees (collectively, the “Buyer Related Parties”) or any Financing Source and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, including for any loss suffered as a result of the failure of the Purchase or the Debt Financing to be consummated or for a breach or failure to perform hereunder or under the Debt Commitment Letter, other than for a Willful Breach. Upon payment of the Recoverable Amounts in accordance with this Section 8.2, none of the Buyer Related Parties or any Financing Source and any of their respective former, current and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees shall have any further liability or obligation relating to or arising out of this Agreement or any of the Ancillary Documents or the transactions contemplated by this Agreement or any of the Ancillary Documents, other than for a Willful Breach.

(d)The Parties acknowledge and agree that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not have entered into this Agreement. Accordingly if Buyer fails to promptly pay the Buyer Termination Fee when due pursuant to this Section 8.2 and the Company commences a suit that results in a judgment against Buyer, Buyer shall pay to an account or accounts designated by the Sellers’ Representative the Sellers’ and the Company’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 8.2 from the date such payment was required to be made hereunder until the date of payment at a rate of 8% per annum. The Parties acknowledge and agree that the fees and other provisions of this Section 8.2 are an integral part of the transactions contemplated by this Agreement and, without these agreements, the Parties would not have entered into this Agreement.

ARTICLE IX
NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 9.1Non-Survival of Representations, Warranties and Covenants.

(a)The representations, warranties, covenants and agreements contained in this Agreement will not survive beyond the Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against the Company, the Sellers, the Sellers’ Representative or any of their respective Affiliates, or any of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (the “Seller Group”), and there will be no liability in respect thereof, whether such liability has accrued prior to, on or after the Closing, on the part of the Company or any other member of the Seller Group, except in the case of Fraud and in the case of those covenants and agreements contained herein that by their express terms apply or are to be performed in whole or in part after the Closing. Notwithstanding anything to the contrary contained in any provision of this Agreement, nothing in this Agreement shall limit Buyer’s (or any of its Affiliates’) ability to make a claim under the R&W Policy, it being understood that the R&W Policy shall be the sole recourse of Buyer for any breach of any representation or warranty under this Agreement.

(b)Buyer, for itself and on behalf of its Affiliates, and any of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (including, after the Closing, the

Company) (each a “Waiving Party”), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Person in the Seller Group relating to the business conducted by the Company as of the date hereof, the operation of the Company, or their respective businesses or relating to the subject matter of this Agreement or any Exhibit or the Schedules hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, whether arising under, or based upon, any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived by the Waiving Parties. Furthermore, without limiting the generality of this Section 9.1, (a) no claim will be brought or maintained by, or on behalf of, Buyer or any other Waiving Party (including, after the Closing, the Company) against the Company or any other member of the Seller Group, and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties or covenants of the Company or any other Person set forth or contained in this Agreement or any Exhibit or Schedules hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby. Buyer acknowledges and agrees that the Waiving Parties may not avoid such limitation on liability by (i) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (ii) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement. The parties hereto acknowledge and agree that the limits imposed on the Waiving Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid by Buyer hereunder. Nothing in this Section 9.1(b) shall be deemed to be a waiver of claims for Fraud.

(c)BUYER, ON BEHALF OF THE WAIVING PARTIES, EXPRESSLY IRREVOCABLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE OR COMMON LAW PRINCIPLES WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. BUYER ON BEHALF OF THE WAIVING PARTIES, ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF ANY STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. BUYER, ON BEHALF OF THE WAIVING PARTIES, ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

ARTICLE X
MISCELLANEOUS
Section 10.1Tax Matters.

(a)All federal, state, local, or foreign or other excise, sales, use, transfer (including real property transfer), intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever (including any penalties and interest) that are imposed on any of the Parties by any Governmental Entity or Taxing Authority in connection with the transactions contemplated hereby (“Transfer Taxes”) will be shared equally by Buyer and Sellers when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the party required to file such Tax Returns under applicable Law.

(b)The Sellers and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents and auditors reasonably to cooperate, in (i) preparing and filing all Tax Returns of the Acquired Companies, including maintaining and making available to each other all records necessary in connection with Taxes; (ii) resolving all disputes and audits with respect to all taxable periods relating to Taxes; and (iii) providing timely notice to each other in writing of any pending or threatened Tax audits or assessments for all taxable periods for which the other may have a liability under this Agreement. The Parties acknowledge and agree to file all Tax Returns in a manner consistent with the tax characterization of the transactions contemplated hereby as described in Section 2.7(a).

(c)The Company shall have in place a valid election under Section 754 of the Code with respect to any taxable year (or portion thereof) that ends on or includes the Closing Date.

(d)The Sellers and Buyer agree that the transactions contemplated by this Agreement will result in the “termination” of the Company under Section 708(b)(1)(B) of the Code. To the extent permitted by Law, any Tax deductions arising out of the payment of Seller Expenses or from other costs and expenses incurred by the Company or the Blocker in connection with the transactions contemplated by this Agreement shall be (i) allocated to, and claimed on Tax Returns relating to, the Pre-Closing Tax Period, and (ii) solely with respect to the Blocker, allocated pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)). With respect to any Straddle Period, Taxes (other than Transfer Taxes) will be allocated to the portion of the period ending on the Closing Date using the following conventions: (i) in the case of all Taxes other than ad valorem property Taxes, including, without limitation, income Taxes, Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property, or payments to other Persons (including wages), the amount of Taxes allocated to the portion of the Straddle Period ending on the Closing Date will be the amount of Taxes payable for such portion of the period ending on the Closing Date utilizing the “closing of the books” methodology, and (ii) in the case of ad valorem property taxes, the amount of Taxes allocated to the portion of the Straddle Period ending on the Closing Date will equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(e)All Tax sharing agreements or similar agreements (other than (x) any such agreement or arrangement that is solely between or among the Acquired Companies, or (y) commercial agreements or arrangements the principal subject matter of which is not Taxes) with respect to or involving an Acquired Company or any Subsidiary thereof, on the one hand, and another Person, on the other hand, shall be terminated prior to the Closing and, after the Closing, no Acquired Company or any Subsidiary thereof shall be bound thereby or have any liability thereunder. All powers of attorney with respect to or involving an Acquired Company or any Subsidiary thereof shall be terminated prior to the Closing and, after the Closing, no Acquired Company or any Subsidiary thereof shall be bound thereby or have any liability thereunder.

(f)Buyer shall cause the Company to prepare and file all Tax Returns of the Acquired Companies that are required to be filed after the Closing Date. Any such Tax Return that is related to a taxable period (or portion thereof) that began prior to the Closing Date shall be prepared in a manner consistent with past practice unless otherwise required by Law and shall be provided to the Sellers’ Representative no later than twenty (20) days prior to the due date for filing thereof (including extensions) for Sellers’ Representative’s review and approval (not to be unreasonably withheld) (except where such 20-day period is not practical, in which case as soon as practical). In the event that Sellers’ Representative does not approve, the Sellers’

Representative shall provide any comments to such Tax Returns in writing within ten (10) days of Sellers’ Representative’s receipt of such Tax Returns (except where such 10-day period is not practical, in which case as soon as practical). The Parties will attempt to resolve in good faith any disputes with respect to such comments subject to the dispute resolution procedures of Section 2.7(b). In no event will the provision of comments by Sellers’ Representative prevent Buyer from timely filing any such Tax Return; provided, however, that in the event that the Accounting Firm has not yet resolved any such dispute prior to the deadline for filing such Tax Return (including any extensions), Buyer will be entitled to file such Tax Return as prepared by Buyer subject to amendment to reflect the resolution when rendered by the Accounting Firm.

(g)Unless required by Law or otherwise consented to by the Sellers’ Representative (not to be unreasonably withheld, conditioned or delated), Buyer shall not file any amended Tax Returns with respect to Taxes for any Pre-Closing Tax Period. Sellers will not take any action to cause the Company to be subject to the BBA Partnership Audit Rules for any Pre-Closing Tax Period.

(h)If the Blocker has a net operating loss for its taxable year ending on the Closing Date as a result of Transaction Deductions, the Sellers’ Representative will cause the Blocker to file an Internal Revenue Service Form 1139 (Corporation Application for Tentative Refund) and corresponding state and local income Tax Returns for the immediately preceding Tax years of the Company. Any refund of Taxes received as a result of such filings that are related to Transaction Deductions will be paid to the Blocker Seller within 30 days of Buyer or the Blocker receiving such refunds. Any refunds paid to the Blocker Seller will be net of (i) Taxes of Buyer or any Acquired Company resulting from such refunds, (ii) any reasonable out-of-pocket costs associated in obtaining such refund (including the costs of preparing such refund claims), and (iii) any Tax required to be withheld on such payment. Notwithstanding anything herein to the contrary, Buyer will not be required to pay any amounts to Sellers for any Tax benefits realized in a Post-Closing Tax Period relating to Transaction Deductions, including, without limitation, as a result of a carryforward of a net operating loss to a Post-Closing Tax Period.

(i)Except as provided in Section 10.1(j), Buyer will represent the interests of the Company in any audit, examination, investigation, claim, contest, dispute, litigation or other proceeding with respect to Taxes by or against any Taxing Authority (a “Tax Claim”) in respect of a Tax Return of the Acquired Companies; provided, that to the extent any such Tax Claim may affect the tax liability of a Seller (i) Buyer will provide Sellers’ Representative with copies of all correspondence, notices and other written materials received from any Taxing Authorities and will otherwise keep Sellers’ Representative and its tax advisor advised of significant developments regarding the Tax Claim and of significant communications involving representatives of the Taxing Authorities, (ii) Buyer will provide Sellers’ Representative with a copy of any material written submission to be sent to a Taxing Authority at least twenty (20) days prior to the submission thereof and will consider any reasonable comments or suggested revisions that Sellers’ Representative may have with respect thereto and (iii) to the extent the Tax Claim relates to a Pre-Closing Tax Period, Sellers’ Representative will be able to participate in such Tax Claim at Sellers’ sole cost and expense, and Buyer will not settle or otherwise resolve such Tax Claim without the consent of Sellers’ Representative, which consent will not be unreasonably withheld, conditioned or delayed.

(j)Provided that Sellers’ Representative notifies Buyer in writing of its intention to do so within 30 days of receipt of written notice from Buyer of a Tax Claim subject to this Section 10.1(j), Sellers’ Representative may represent the interests of the Company in any Tax Claim in respect of a Pre-Closing Tax Period solely relating to income Taxes; provided, that to the extent any such Tax Claim may affect the tax liability of Buyer (i) Sellers’ Representative will provide Buyer with copies of all material correspondence, notices and other written materials received from any Taxing Authorities and will otherwise keep Buyer and its tax advisor reasonably advised of significant developments regarding the Tax Claim and of significant communications involving representatives of the Taxing Authorities, (ii) Sellers’ Representative will provide Buyer with a copy of any material written submission to be sent to a Taxing Authority at least twenty (20) days prior to the submission thereof and will consider any reasonable comments or suggested revisions that Buyer may have with respect thereto; and (iii) Sellers’ Representative will not settle or otherwise resolve such Tax Claim without the prior written consent of Buyer, which consent will not be unreasonably withheld, conditioned or delayed.

Section 10.2Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Buyer, the Company and the Sellers’ Representative. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 10.2 will be void. Notwithstanding anything to the contrary contained in this Agreement, Sections 10.11, 10.15, 10.16 and 10.19 and this Section 10.2 (and any provision of this Agreement to the extent an amendment, supplement, waiver or modification of such provision would modify the substance of any of such provisions in a manner that is materially adverse to a Financing Source) may not be amended, supplemented, waived or otherwise modified in a manner that is materially adverse to a Financing Source without the prior written consent of such Financing Source, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 10.3Extension; Waiver. Subject to Section 8.1(d), at any time prior to the Closing, the Sellers’ Representative and the Company may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. Subject to Section 8.1(d), at any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Sellers contained herein or in any document, certificate or writing delivered by the Company or the Sellers pursuant hereto or (iii) waive compliance by the Company or the Sellers with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. The failure or delay of any Party to assert any of its rights hereunder will not constitute a waiver of such rights. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 10.4Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Documents and the Confidentiality Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement will not be assigned by any Party (whether by operation of law or otherwise); provided, however, that Buyer may assign any or all of its rights and interests hereunder (a) to one or more of its Affiliates, (b) solely for collateral security purposes in connection with the Debt Financing, to any Financing Sources, and (c) to any subsequent purchaser of Buyer or any material portion of its assets (whether such sale is structured as a sale of stock or membership interests, a sale of assets, a merger or otherwise). No assignment shall relieve the assigning party of any of its obligations hereunder.

Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.4 will be void.

Section 10.5Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by facsimile (subject to non-automated confirmation of receipt), e-mail (subject to non-automated confirmation of receipt), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties as follows:

To Buyer, Parent or to the Company (after the Closing):

Winnebago Industries, Inc.
605 West Crystal Lake Road
Forest City, IA 50436
Attention: President and Chief Executive Officer and General Counsel
Facsimile: (641) 585-6806
E mail: mhappe@winnebagoind.com and sfolkers@winnebagoind.com with a copy (which will not constitute notice to Buyer or Parent) to:

Lindquist + Vennum, LLP
80 S. 8th Street
Suite 4200
Minneapolis, MN 55402
Attention: Jonathan B. Levy and Michael R. Kuhn
Facsimile: (612) 371-3207
E mail: jlevy@lindquist.com and mkuhn@lindquist.com

To Sellers’ Representative or to any Seller:

c/o Summit Partners, L.P.
222 Berkley Street, Suite 1800
Boston, Massachusetts, 02116

Attention:	Jay Pauley
Fax: (617) 824-1100
E mail: JPauley@summitpartners.com

with a copy (which will not constitute notice to Sellers’ Representative or to any Seller) to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110

Attention:	Kevin J. Sullivan
Fax: (617) 772-8333
E-mail: kevin.sullivan@weil.com

and

Barnes & Thornburg LLP
121 West Franklin Street, Suite 200
Elkhart, Indiana 46516
Fax: (574) 296-2535
E-mail: scott.troeger@btlaw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 10.6Notice of Certain Events. The Company or Sellers’ Representative, as applicable, shall promptly notify Buyer in writing, upon the Company’s Knowledge (but with no duty to investigate), of any development occurring after the date of this Agreement that would cause or constitute a material breach of any of the representations and warranties set forth in this Agreement if such representation or warranty had been made at the time of such development, if such development would, individually or in the aggregate, cause any condition in Sections 7.2(a), 7.2(b) or 7.3(a) to not be satisfied at Closing such that the Buyer would have a right to terminate this Agreement pursuant to Section 8.1(b) (such development, a “Supplemental Disclosure”). A Supplemental Disclosure shall not diminish Buyer’s right to terminate this Agreement pursuant to Section 8.1(b) and a Supplemental Disclosure shall not be deemed to cure any breaches of representations or warranties for purposes of determining the satisfaction of the condition set forth in Sections 7.2(a) and (b), and no such notification of Supplemental Disclosure pursuant to clause (a) above shall in any way diminish the right or ability of Buyer to bring a claim against the R&W Policy.

Section 10.7Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 10.8Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the Party incurring such fees or expenses.

Section 10.9Interpretation.

(a)Unless otherwise expressly provided or unless the context requires otherwise: (i) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (ii) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (iii) words using the singular or plural number also shall include the plural or singular number, respectively; (iv) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (v) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Entity, Persons succeeding to the relevant functions of such Person); (vi) the term “including” shall be deemed to mean “including, without limitation;” (vii) words of any gender shall include each other gender; (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days,” (ix) the terms “year” and “years” mean and refer to calendar year(s); (x) the term “dollars” and all uses of “$” shall mean United States dollars and references in this

Agreement to dollar amount thresholds or baskets shall not be deemed to be evidence of materiality; and (xi) the term “or” has the inclusive meaning represented by the phrase “and/or.” With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

(b)The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement is the product of negotiations among the Parties, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each party.

Section 10.10Exhibits and Schedules. All exhibits, annexes and schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party will use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.11Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.7 and Article IX, nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Financing Sources and their respective Financing Source Affiliates are intended beneficiaries of Sections 10.2, 10.15, 10.16 and 10.19 and this Section 10.11 and shall have the right to rely on and enforce Sections 10.2, 10.15, 10.16 and 10.19 and this Section 10.11.

Section 10.12Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 10.13Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages will be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.14No Recourse. Notwithstanding anything to the contrary, all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto. No Person who is not a named Party to this Agreement, including without limitation any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate.

Section 10.15Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE FINANCING AGREEMENTS, THE PERFORMANCE THEREUNDER OR THE FINANCINGS CONTEMPLATED THEREBY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

Section 10.16Jurisdiction and Venue. Each of the Parties (i) submits to the exclusive jurisdiction of federal and state courts located in Delaware in any Action arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.5. Nothing in this Section 10.16, however, will affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non appealable judgment in any Action so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Notwithstanding anything to the contrary in this Agreement, each party hereto: (a) agrees that it will not bring or support any Action of any kind or description (including any cross-claim or third-party claim), whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources or their respective Financing Source Affiliates in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any of the Financing Agreements or the performance thereof, in each case, in any forum other than exclusively the Supreme Court of the State of New York sitting in the Borough of Manhattan or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (and any appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service or process, summons, notice of document by registered mail addressed to it at its address provided in Section 10.5 shall be effective service of process against it for any such action brought in any such court, (d) hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of any inconvenient forum to the maintenance of, any such action in any such court, (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (f) agrees that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York and (g) agrees to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 10.15.

Section 10.17Specific Performance.

(a)The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer, on the one hand, and the Company and the Sellers, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement and to thereafter cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. The foregoing rights are in addition to and without limitation of any other remedy to which the Parties may be entitled at law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any party brings any action to enforce specifically the performance of the terms and provisions hereof by any other party, the Termination Date shall automatically be extended by (x) the amount of time during which such action is pending, plus 20 Business Days or (y) such other later date established by the Delaware court presiding over such Action. The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.17, no Party shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other agreement or document entered into in connection herewith or the transactions contemplated hereby (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.17 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.17 shall require any Party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.17 prior to or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal proceeding pursuant to this Section 10.17 or anything set forth in this Section 10.17 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement any other agreement or document entered into in connection herewith or the transactions contemplated hereby that may be available then or thereafter.

(b)Notwithstanding Section 10.17(a), but without limiting such Party’s right to an injunction, specific performance or other equitable remedies for any other obligations, covenants or agreements of Buyer hereunder, it is hereby acknowledged and agreed that the Company and Sellers shall only be entitled to cause Buyer to consummate the Closing in the event that (x) the Marketing Period has ended and all of the conditions set forth in Sections 7.1 and 7.2 (other than conditions that by their nature are to be satisfied at the Closing or the failure of which to be satisfied are due in any material part to a breach by Buyer of any of its Section 10.17(a) covenants or agreements contained in this Agreement) have been satisfied or waived on the date the Closing should have been consummated pursuant to the terms of this Agreement but for the failure of Buyer to effect the Closing in accordance with Section 2.4, (y) the Company and Sellers’ Representative have confirmed in writing that if specific performance is granted, then they would take such actions that are within their control to cause the Closing to occur (including waiving any unsatisfied conditions in Section 7.3), and (z) the full proceeds to be provided to Buyer by the Debt Financing shall be available to Buyer to consummate the Closing. Notwithstanding the prior sentence, no rights granted to the Company or Sellers hereunder shall reduce, alter or modify the rights of the Financing Sources under the Debt Commitment Letter.

(c)Each of the Parties acknowledges that the agreements contained in this Section 10.17 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, such Party would not enter into this Agreement. For the avoidance of doubt, while the Sellers may pursue both payment of the Buyer Termination Fee and a grant of specific performance or other equitable relief pursuant hereto, under no circumstances shall the Company or Sellers be permitted or entitled to receive both a grant of specific performance of the consummation of the Closing pursuant to this Section 10.17 and the payment of all or any portion of the Buyer Termination Fee.

Section 10.18Waiver of Conflicts.

(a)Each of Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications pertaining to the Seller Group and their counsel, including Weil, Gotshal & Manges LLP, Kirkland & Ellis LLP and Barnes & Thornburg LLP, made in connection with the negotiation, preparation, execution and delivery of this Agreement or relating to the process for the sale of the Company by the Sellers, are privileged communications between the Seller Group and such counsel and none of Buyer, the Company or any of the Waiving Parties, nor any Person purporting to act on behalf of or through Buyer or the Company or any of the Waiving Parties, will seek to obtain the same by any process; provided, that applicable communications between the Company and its legal counsel, in each case that were not made in connection with the negotiation, preparation, execution and delivery of this Agreement or that do not relate to the process for the sale of the Company by the Sellers shall pass to the Company. From and after the Closing, each of Buyer and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Weil, Gotshal & Manges LLP, Kirkland & Ellis LLP, Barnes & Thornburg LLP and the Company or any Person in the Seller Group occurring during the representation in connection with the negotiation, preparation, execution and delivery of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby.

(b)Buyer hereby agrees, on its own behalf and on behalf of its Waiving Parties, that Weil, Gotshal & Manges LLP, Kirkland & Ellis LLP and Barnes & Thornburg LLP may serve as counsel to each and any Person of the Seller Group, on the one hand, and the Acquired Companies, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated hereby and that, following the consummation of the transactions contemplated hereby, Weil, Gotshal & Manges LLP, Kirkland & Ellis LLP and Barnes & Thornburg LLP may serve as counsel to each and any Person in the Seller Group in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement notwithstanding such prior representation of the Company and/or any of its Subsidiaries or in connection with any other matter relating to the process for the sale of the Company by the Sellers. Each of Buyer and the Company hereby consents to and irrevocably waives (individually and on behalf of itself and on behalf of its Affiliates and any of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (including, after the Closing, the Company) claiming by, through or on behalf of any of them) any conflicts that may arise in connection with such representation.

Section 10.19No Recourse to Financing Sources. Notwithstanding anything to the contrary contained herein: (a) no Seller Related Party shall have any rights or claims against any Financing Source or any of its respective Financing Source Affiliates in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, the foregoing will not limit any Financing Source’s obligations to Buyer under the Debt Commitment Letter; and (b) no Financing Source or its respective Financing Source Affiliates shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

Section 10.20Post-Closing Merger. Notwithstanding anything in this Agreement to the contrary, the Parties and the Sellers’ Representative acknowledge and agree that, at any time after the Closing, Buyer will be permitted to effect a merger of the Blocker with and into Buyer, with Buyer as the surviving corporation and the successor by operation of law to all of the rights and obligations of the Blocker under this Agreement.

Section 10.21Parent Guaranty. Parent hereby unconditionally and irrevocably guarantees to the Company and the Sellers the due and punctual payment and performance by Buyer (and any permitted assignees thereof) of Buyer’s obligations and performance under this Agreement (the “Guaranteed Obligations”), including to pay the Closing Cash Consideration and Closing Stock Consideration pursuant to Article II of this Agreement and the Buyer Termination Fee pursuant to Section 8.2 of this Agreement, subject to the terms and conditions hereof. The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Guaranteed Obligations. Should Buyer default in the discharge or performance of all or any portion of the Guaranteed Obligations, the obligations of Parent hereunder shall become immediately due and, if applicable, payable. Parent represents and warrants to the Company as follows: (i) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the requisite organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement by Parent has been duly authorized by all necessary organizational action, and no other proceedings or actions on the part of Parent are necessary therefor; (iii) this Agreement constitutes the legal, valid and binding obligation of Parent, and is enforceable against Parent in accordance with its terms, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies and (iv) assuming the truth and accuracy of the Company’s representations and warranties in Section 3.5 and the Sellers’ representations and warranties in Section 4.3, the execution, delivery or performance by Parent of this Agreement will not contravene, conflict with or result in a violation of any Laws to which Parent is subject or bound, and there is no action, suit, claim or legal, administrative or arbitral proceeding pending or, to its knowledge, threatened by or against it with respect to any of the transactions contemplated by this Section 10.21.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Securities Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

GRAND DESIGN RV, LLC

By:	/s/ Donald Clark
Name: Donald Clark
Title: President

SELLERS:

RDB III, INC.

By:	/s/ William Fenech
Name: William Fenech
Title: Secretary

/s/ Donald Clark
DONALD CLARK, individually

/s/ William Fenech
WILLIAM FENECH, individually

/s/ Ronald Fenech
RONALD FENECH, individually

SUMMIT PARTNERS GROWTH EQUITY
FUND VIII-B, L.P.

By:	Summit Partners GE VIII, L.P.
Its:	General Partner

By:	Summit Partners GE VIII, LLC
Its:	General Partner

By:	/s/ Peter Y. Chung
Name: Peter Y. Chung
Title: Member

SUMMIT PARTNERS GROWTH EQUITY
FUND VIII-A, L.P.

By:	Summit Partners GE VIII, L.P.
Its:	General Partner

By:	Summit Partners GE VIII, LLC
Its:	General Partner

By:	/s/ Peter Y. Chung
Name: Peter Y. Chung
Title: Member

SUMMIT PARTNERS ENTREPRENEUR
ADVISORS FUND I, L.P.

By:	Summit Partners Entrepreneur Advisors
GP, LLC
Its:	General Partner

By:	Summit Master Company, LLC
Its:	Sole Member

By:	/s/ Peter Y. Chung
Name: Peter Y. Chung
Title: Member

SUMMIT INVESTORS I, LLC

By:	Summit Investors Management, LLC
Its:	Managing Member

By:	Summit Master Company, LLC
Its:	Managing Member

By:	/s/ Peter Y. Chung
Name: Peter Y. Chung
Title: Member

SUMMIT INVESTORS I (UK), L.P.

By:	Summit Investors Management, LLC
Its:	General Partner

By:	Summit Master Company, LLC
Its:	Managing Member

By:	/s/ Peter Y. Chung
Name: Peter Y. Chung
Title: Member

SP GE BIII-B GD RV HOLDING, L.P.

By:	Summit Partners GE VIII, L.P.
Its:	General Partner

By:	Summit Partners GE VIII, LLC
Its:	General Partner

By:	/s/ Peter Y. Chung
Name: Peter Y. Chung
Title: Member

RDB SHAREHOLDERS:

By:	/s/ Donald Clark
Name: Donald Clark

/s/ Ronald Fenech
Name: Ronald Fenech

/s/ William Fenech
Name: William Fenech

BUYER:

OCTAVIUS CORPORATION

By:	/s/ Michael J. Happe
Name: Michael J. Happe
Title: President and Chief Executive Officer

PARENT:

WINNEBAGO INDUSTRIES, INC.

By:	/s/ Michael J. Happe
Name: Michael J. Happe
Title: President and Chief Executive Officer